                                                                   EXHIBIT 10.28
                           SECOND AMENDED AND RESTATED
                           DEFERRED PAYMENT AGREEMENT

                                  BY AND AMONG

                        CHILESAT TELEFONIA PERSONAL S.A.,

                                  AS PURCHASER,

                              QUALCOMM INCORPORATED

                       AND THE OTHER VENDORS NAMED HEREIN,

                      INVERSIONES LEAP WIRELESS CHILE S.A.,

                                  AS GUARANTOR,

                             QUALCOMM INCORPORATED,

                             AS ADMINISTRATIVE AGENT

                                       AND

                             QUALCOMM INCORPORATED,

                               AS COLLATERAL AGENT

                           SECOND AMENDED AND RESTATED
                           DEFERRED PAYMENT AGREEMENT

         THIS SECOND AMENDED AND RESTATED DEFERRED PAYMENT AGREEMENT (this "Agreement") is entered into as of October 12, 1999, among CHILESAT TELEFONIA PERSONAL S.A., a company duly organized under the laws of the Republic of Chile ("Purchaser"), INVERSIONES LEAP WIRELESS CHILE S.A., a company duly organized under the laws of the Republic of Chile ("Guarantor"), QUALCOMM INCORPORATED, a corporation duly organized under the laws of the State of Delaware ("QUALCOMM"), as Vendor (as defined below), QUALCOMM INCORPORATED, as Administrative Agent (as defined below) and QUALCOMM INCORPORATED, as Collateral Agent (as defined below). This Agreement amends, restates and supersedes in its entirety the Deferred Payment Agreement dated as of February 27, 1997, as amended by the First Amendment to Deferred Payment Agreement dated as of April 24, 1997, and by the Amended and Restated Deferred Payment Agreement dated as of June 24, 1998, each executed among Purchaser, Telex-Chile S.A. and QUALCOMM ("Deferred Payment Agreement").

                                    RECITALS

        A. Purchaser and Vendor entered into the Equipment Agreements (as defined below) to purchase substantially all of Purchaser's requirements for network and infrastructure equipment and related services for deployment in the Republic of Chile (the "Project").

        B. Vendor facilitated Purchaser's acquisitions under the Equipment Agreements by making forbearances of the purchase price payable by Purchaser pursuant to the Deferred Payment Agreement.

        C. As part of its capital restructuring, Purchaser has requested and Vendor has agreed, as a financial accommodation to Purchaser, to amend and restate the Deferred Payment Agreement and capitalize such interest payments, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

        E. To facilitate the transactions described above, Purchaser desires, and Vendors, Administrative Agent and Collateral Agent have agreed, to provide certain financial accommodations and perform certain duties in connection therewith, but only upon the terms and conditions and in reliance upon the representations and warranties herein set forth.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, and intending to be legally bound, Purchaser, Guarantors, Vendors, Administrative Agent and Collateral Agent agree as follows:



                                       1.

SECTION 1. DEFINITIONS.

        1.1 DEFINED TERMS. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the provision referenced following such term:

               "Additional Equipment Deferred Payment Agreement" means that certain Additional Equipment Deferred Payment Agreement to be entered among Purchaser, QUALCOMM and such other Persons as shall from time to time become vendors thereunder, as the same may be amended, modified, supplemented or restated from time to time.

               "Administrative Agent" means QUALCOMM Incorporated or any successor administrative agent.

               "Administrative Agent-Related Persons" has the meaning set forth in SECTION 7.4 hereof.

               "Administrative Agent's Fee Letter" means the side letter, by and among Purchaser, QUALCOMM, Vendors and Administrative Agent, relating to fees payable from time to time from Purchaser to Administrative Agent in consideration for the services to be performed by Administrative Agent pursuant to the Credit Documents.

               "Administrative Agent's Payment Office" means the address for payments set forth on the signature page hereto in relation to the Administrative Agent or such other address as Administrative Agent may from time to time specify in accordance with SECTION 9.2.

               "Affected Forbearance" has the meaning set forth in SECTION 2.14(a) hereof.

               "Affiliate" means, with respect to any Person, each other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any pension plan or employee benefit plan); provided, however, that for purposes of this Agreement, neither QUALCOMM nor Purchaser shall be deemed to be Affiliates of the other. A Person shall be deemed to be "controlled by" another Person if such other Person possesses, directly or indirectly, power (a) to vote fifteen percent (15.0%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managing members or (b) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

               "Aggregate Capitalized Interest Commitment" means, at any time, an amount up to Fourteen Million Six Hundred Thousand Dollars ($14,600,000.00).

               "Aggregate Commitment" means, as of the date of determination, the aggregate amount of the Deferred Payment Balance plus the Aggregate Capitalized Interest Commitment.

               "Agreement" means this Second Amended and Restated Deferred Payment Agreement, as the same may from time to time be amended, modified, supplemented or restated as hereinafter provided.



                                       2.

               "Applicable Margin" means the percentage per annum initially determined on the Funding Date, and adjusted from time to time as set forth below, for such Forbearance based upon (a) the applicable EBITDA, (b) the Total Debt/Total Capitalization Ratio, and (c) the applicable senior unsecured foreign currency debt rating of Purchaser by Moody's Investors Service ("Moody's") or the applicable senior unsecured foreign currency debt rating of Purchaser by Standard & Poor's ("S&P"), whichever would indicate the lower Applicable Margin, in accordance with the table below:

---------- ------------------------------------------------- -------------------- --------------------
  LEVEL                      DESCRIPTION                      APPLICABLE MARGIN    APPLICABLE MARGIN
                                                                  FOR LIBOR          FOR BASE RATE
                                                                FORBEARANCES         FORBEARANCES
 --------- ------------------------------------------------- -------------------- --------------------
I          As of the Operative Date and when no other        +6.50%pa until the     +5.50 %pa until
           Level is applicable.                              second anniversary       the second
                                                              of the Effective    anniversary of the
                                                              Date and 7.00%pa    Effective Date and
                                                                 thereafter       6.00%pa thereafter
---------- ------------------------------------------------- -------------------- --------------------
II         EBITDA greater than 0 for two consecutive         +5.75 %pa            +4.75 %pa
           quarters and Total Debt/Total Capitalization of
           less than or equal to 0.5; but Level III is not
           applicable.
---------- ------------------------------------------------- -------------------- --------------------
III        EBITDA greater than 0 for two consecutive         +5.00%pa             +4.00 %pa quarters
           and Total Debt/Total Capitalization of
           less than or equal to 0.5 and either
           (i) S&P of greater than or equal to BBB or
           (ii) Moody's of greater than or equal to Baa2,
           provided, however, that in the event of a split
           rating differing by more than one grade, the
           intermediate grade shall be the applicable
           rating.
---------- ------------------------------------------------- -------------------- --------------------

Notwithstanding anything to the contrary contained in this Agreement, after the delivery from time to time by Purchaser to the Administrative Agent of quarterly financial statements and compliance certificates required by SECTION 5.1(B), the Applicable Margin for all LIBOR Forbearances and Base Rate Forbearances shall be determined in accordance with the above table. If the above table indicates that an adjustment to the existing Applicable Margin for all LIBOR Forbearances and Base Rate Forbearances is required, the effective date for such adjustment shall be the first Business Day following the date on which such financial statements and compliance certificates were delivered (which adjustment shall remain effective until the first day following the date on which Purchaser delivers to the Administrative Agent quarterly financial statements and compliance certificates evidencing that the Applicable Margins for all LIBOR Forbearances and Base Rate Forbearances, in accordance with the above table, are to be further adjusted) (the "Adjustment Date"). Notwithstanding the foregoing: (i) if Purchaser shall at any time fail to timely deliver the financial statements pursuant to SECTION 5.1(B) for any quarter preceding an Adjustment Date, the Applicable Margin from and after such date to the next Adjustment Date shall be the highest rate specified in the table above; and (ii) in no event shall Purchaser be entitled to a decrease in the Applicable Margins applicable to LIBOR Forbearances or Base Rate Forbearances if an Unmatured Event of Default or Event of Default



                                       3.

has occurred and is continuing. However, any increase pursuant to clause (i) of the preceding sentence shall be immediately reversed upon delivery of such financial statements and any decrease in the Applicable Margins which is disallowed pursuant to clause (ii) of the preceding sentence shall become effective immediately upon the cure of the Unmatured Event of Default or a waiver of the Event of Default in question.

               "Asset Sale" means the sale, transfer, lease or other disposition by any Person or any of its Subsidiaries to any other party other than such Person or its Subsidiaries of any assets or rights of such Person or such Subsidiary (including, but not limited to, the sale of stock of partner companies or Subsidiaries or any other Pledged Shares) other than (a) the sale in the ordinary course of business of personal property or real property held for resale in the ordinary course of business or (b) the sale, transfer, lease or other disposition of capital equipment in the ordinary course of business where the Net Proceeds of such sale, transfer, lease or other disposition are reinvested in equipment used by such Person or its Subsidiaries in the ordinary course of business of such Person and its Subsidiaries within one hundred eighty
(180) days after such sale, transfer, lease or other disposition, provided, however, that the Net Proceeds of the sale and leaseback of the towers and sites which may be reinvested and excluded from this definition of "Assets Sale," shall not exceed in the aggregate Forty Million Dollars ($40,000,000).

               "Assignment of Lease" means an assignment of lease (or the Chilean equivalent) executed by Purchaser in favor of Collateral Agent, on behalf of Secured Parties, and consented to by the landlord, the form of which shall be satisfactory to Secured Parties to assign to Collateral Agent, on behalf of Secured Parties each of the leases of real property entered into by Purchaser.

               "Availability Period" means the period commencing on the Operative Date and ending on the earliest of (a) September 29, 2001, (b) the date Parent first pays interest on High Yield Debt, or (c) the date on which the Capitalized Interest Facility is fully drawn, canceled or terminated under the provisions of this Agreement.

               "Base Rate" means the greater of (a) the rate of interest per annum publicly announced by Administrative Agent at its headquarters in the United States of America from time to time as its prime commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate and (b) the Federal Funds Effective Rate plus one-half of one percent (0.50%) (rounded upwards, if necessary, to the next one-eighth of one percent (1/8 of 1%).

               "Base Rate Forbearance" means any Forbearance bearing interest at the Base Rate.

               "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York City or in the Republic of Chile; provided that, when used in conjunction with any LIBOR Forbearance, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.



                                       4.

               "Business Plan" means that certain initial business plan of Purchaser to be initially approved by Vendor pursuant to SECTION 3.1(y), as the same may from time to time be revised, amended, updated or otherwise modified with written notification to Requisite Vendors.

               "Capital Expenditures" means, for any person in respect of any period, the sum of (a) the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included as additions to property, plant or equipment or other capital expenditures reflected in the statement of cash flows of such person (including the amount of assets leased under any Capital Lease obligation) and (b) to the extent not covered by (a) above, the aggregate of all expenditures by such person to acquire by purchase or otherwise the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any other person; provided, however, the Capital Expenditures shall not include expenditures of proceeds of insurance settlements in respect of lost, destroyed or damaged assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed or damaged assets, equipment or other property within twelve (12) months of such destruction or damage.

               "Capital Lease" means a lease, which has been or should be capitalized on the books of the subject lessee in accordance with GAAP, plus to the extent not otherwise included, the net proceeds of any sale and leaseback of towers and sites.

               "Capital Stock" of any Person means any and all shares, interest, rights to purchase, warrants, options, preemptive rights, participations or other equivalents of or interest in (however designated) the common or preferred equity or equity or preference share capital of such Person, including without limitation, partnership interests.

               "Capitalized Interest Commitment" means, with respect to each Capitalized Interest Vendor, the amount set forth on Schedule 1.1 as such Vendor's Capitalized Interest Commitment, as such amount may be adjusted from time to time pursuant to the terms of this Agreement.

               "Capitalized Interest Commitment Percentage" means, with respect to any Capitalized Interest Vendor, the percentage equivalent of such Vendor's Capitalized Interest Commitment divided by the Aggregate Capitalized Interest Commitment.

               "Capitalized Interest Facility" means the extension of credit to Purchaser by the Capitalized Interest Vendors as set forth in Section 2.2.

               "Capitalized Interest Forbearance Request" has the meaning set forth in SECTION 2.6(a) hereof.

               "Capitalized Interest Forbearances" means Forbearances made to Purchaser by Capitalized Interest Vendors under the Capitalized Interest Facility pursuant to this Agreement.

               "Capitalized Interest Vendors" means any Vendor having a Capitalized Interest Commitment.

               "Cash Interest Expense" means, for any period, Interest Expense for such period minus, without duplication, any Interest Expense capitalized during such period.



                                       5.

               "Change of Control" means the occurrence, after the date of this Agreement, of: (a) any Person, or two (2) or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Purchaser or Parent, as the case may be, (or other securities convertible into such securities) representing greater than twenty percent (20.0%); (b) any Person, or two or more Persons acting in concert, acquiring by contract or otherwise, or entering into a contract or arrangement which, upon consummation, will result in its or their acquisition of, or control over, securities of Purchaser or Parent, as the case may be, (or other securities convertible into such securities) representing greater than twenty percent (20.0%); or (c) during any twenty four (24) consecutive calendar months, individuals who were directors of Purchaser or Parent, as the case may be, on the first day of such period shall, together with such directors as are approved by directors who were directors at the beginning of such period, cease to constitute a majority of the board of directors of Purchaser or Parent, as the case may be; provided, however, that so long as the shares of Purchaser or Parent, as applicable, are not publicly traded on a recognized national securities exchange in the Republic of Chile or in the United States of America, no "Change of Control" shall exist under clause (a),
(b) or (c) above so long as Leap maintains beneficial ownership, directly or indirectly of securities of Purchaser or Parent, as the case may be, (or other securities convertible into securities) representing greater than fifty percent (50%) of the combined voting power of all securities of Purchaser or Parent, as the case may be, entitled to vote in the election of directors.

               "Chattel Mortgage" means any chattel mortgage (or the Chilean equivalent) executed by Purchaser in favor of Collateral Agent, on behalf of Secured Parties, the form of which shall be satisfactory to Secured Parties and adequate to give to Collateral Agent, on behalf of Secured Parties a first priority perfected security interest (or the Chilean equivalent) in all of the personal property of Purchaser, including, but not limited to, the License and Other Licenses to the extent permitted by law.

               "Collateral Agent" means QUALCOMM Incorporated in its capacity as Collateral Agent under this Agreement and the Collateral Documents and, as applicable, any of its agents, employees or attorneys-in-fact, including, without limitation, any local agent appointed by Collateral Agent in relation to registering any Collateral Documents for the benefit of Secured Parties.

               "Collateral Agency and Intercreditor Agreement" means a Collateral Agency and Intercreditor Agreement to be entered into among Purchaser, Collateral Agent, Administrative Agent and other holders of Eligible Secured Debt (or their representatives) that become parties thereto as provided herein.

               "Collateral Documents" means the Security Agreements, the Stock Pledge Agreement, the Project Account Control Agreements and the Landlord's Waivers.

               "Commitment Fee" has the meaning set forth in SECTION 2.8(b) hereof.

               "Contingent Obligation" means as to any Person and its Subsidiaries, (a) any obligation of such Person guaranteeing or intending to guarantee any Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or



                                       6.

indirectly, including any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure, indemnify or hold harmless the owner of such primary obligation against loss in respect thereof (other than indemnity obligations arising in the ordinary course of business); (b) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable permitted to be sold by such Person or such Subsidiary pursuant to this Agreement; (c) any repurchase obligation or other liability of such Person or any of its Subsidiaries with respect to property leased by such Person pursuant to an Operating Lease; and (d) obligations arising with respect to any other transaction which is the functional equivalent of, or takes the place of borrowing but which does not constitute, a liability on the financial statements of such Person, excluding therefrom Operating Leases which do not require payment by or due from such Person at the scheduled termination of such Operating Lease or pursuant to a required purchase by such Person of the leased property; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be the lesser of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith or (y) if applicable, the maximum amount for which such contingently liable person may be liable for pursuant to the terms of the instrument embodying such Contingent Obligation or if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith.

               "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

               "Contributed Capital" means, as of any date, (a) the amount of cash proceeds received by Purchaser in connection with the issuance of common or preferred equity and the principal amount of the Sponsor Subordinated Indebtedness converted to equity pursuant to SECTION 3.1(dd) measured in Dollars as determined on the date of such investment or conversion into equity, as the case may be; and (b) Forty Seven Million Four Hundred Seventeen Thousand Dollars ($47,417,000) in respect of the agreed value of the License and the backbone.

               "Credit Document Currency" has the meaning set forth in SECTION
9.23 hereof.

               "Credit Documents" means this Agreement, the Notes, the Pagares, the Collateral Documents, the Guaranty and any other agreements or instruments that may hereafter be executed and delivered in favor of Secured Parties pursuant to this Agreement.

               "Credit Party" means Purchaser, each Guarantor and each other party (other than Administrative Agent, Collateral Agent and Vendors) to a Credit Document.



                                       7.

               "Credit Support Agreement" means that certain Credit Support Agreement for an additional investment in Purchaser to be entered into between Administrative Agent on behalf of Vendors, QUALCOMM, Parent and Leap, as the same may be amended, modified, supplemented or restated from time to time. Such Credit Support Agreement shall require Leap, upon the triggering of certain financial covenants and/or events to be agreed upon, to invest up to approximately Thirty Six Million Dollars ($36,000,000) from funds made available to Leap pursuant to that certain Credit Agreement by and among Leap, QUALCOMM, the other Lenders named therein and ABN AMRO Bank, N.V. dated as of September 23, 1998; provided, however, that the maximum funding obligation under the Credit Support Agreement shall be reduced to the extent of additional cash equity investment in Purchaser (i) from third parties after the date hereof exceeds Fourteen Million Dollars ($14,000,000) and (ii) from Leap or its Affiliates after the date hereof.

               "Current Line of Business" means the fixed and mobile wireless telecommunication business in the Republic of Chile.

               "Date hereof" or "date hereof" means the date set forth at the beginning of this Agreement.

               "Deemed Capitalized Interest Forbearance Request" has the meaning set forth in SECTION 2.6(a)(ii) hereof.

               "Default Rate" means an interest rate per annum equal to the Base Rate or LIBOR Rate plus the Applicable Margin plus, with reference to Events of Default arising under (a) SECTION 6.1(a) and (b) SECTION 6.1(c) by reason of a violation of the covenant set forth in SECTION 5.3(a) AND SECTION 5.3(b), five percent (5.00%) per annum, and with reference to other Events of Defaults, two percent (2.00%) per annum.

               "Deferred Payment Balance" means an amount equal to Ninety Million Six Hundred Eighty Five Thousand Three Hundred Eighty Four Dollars and 9/100 ($90,685,384.09), which amount includes all outstanding unpaid amount of principal, accrued and capitalized interest and expenses owing to Vendor as of the date hereof in connection with all forbearances made by Vendor to Purchaser under the Deferred Payment Agreement (reflecting all amounts owing by Purchaser to Vendor under the Equipment Agreements).

               "Deferred Payment Balance Forbearance" has the meaning set forth in SECTION 2.1 hereof.

               "Dollar," "Dollars" and "$" means dollars in lawful currency of the United States of America.

               "EBITDA" means, for any period, determined on a consolidated basis, the sum of (a) pre-tax net income (excluding any items of extraordinary gain and loss and gains and losses on any Asset Sale) plus (b) to the extent deducted from net income, (i) Interest Expense, (ii) depreciation expense, and
(iii) expense from the amortization of Intangibles. EBITDA will be adjusted to exclude (a) interest income and other non-operating income or losses; (b) any extraordinary non-cash items deducted from or included in the calculation of pre-tax net income (other than items which will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made); (c) the EBITDA of any Subsidiaries or assets disposed of or



                                       8.

discontinued during such period; and (d) the EBITDA of any Subsidiaries or Affiliates that are not dividended to Purchaser.

               "Effective Date" means the date hereof.

               "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, (b) a commercial bank organized under the laws of the Republic of Chile or any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, which is acting through a branch or agency located in the United States; which, in each case (under clauses (a) and (b) above) has a combined capital and surplus of at least Two Hundred Million Dollars ($200,000,000); (c) an Affiliate of a Vendor; or (d) a finance company, financial institution, fund or any other Person, which in each case has a combined capital and surplus of at least Two Hundred Million Dollars ($200,000,000) and is approved in writing by Administrative Agent, Purchaser and Requisite Vendors (which approvals shall not be unreasonably withheld); provided, however, that (i) neither Purchaser nor its respective Affiliates shall qualify as an Eligible Assignee; and (ii) no direct competitor of Purchaser competing in Purchaser's principal line of business shall qualify as an Eligible Assignee.

               "Eligible Secured Debt" means (a) Other Senior Indebtedness, (b) Other Vendor Indebtedness, (c) any other Indebtedness for borrowed money of the Purchaser incurred to finance payments in respect of fees related to or interest in respect of Other Vendor Indebtedness, and (d) any Indebtedness for borrowed money of the Purchaser incurred to refinance Indebtedness referred to in clause
(a), (b) or (c) above in compliance with the Refinancing Terms; provided that:

           (i) in the case of any Indebtedness described in clause (b) above, such Indebtedness is incurred within 90 days of the purchase of the equipment financed thereby, the principal amount thereof does not exceed 100% of the purchase price of the equipment financed thereby and such equipment becomes collateral under the Security Agreements upon the purchase thereof (free of any Liens other than the Lien of the Security Agreements);

           (ii) in the case of any Indebtedness described in clause (c) above, at the time of and after giving effect to the incurrence of any such Indebtedness the aggregate principal amount of all Indebtedness described in clause (c) above that has been incurred (on a cumulative basis, whether or not such Indebtedness remains outstanding) shall not exceed fifty percent (50%) of the aggregate principal amount of all Indebtedness described in clause (b) above that has been incurred (on a cumulative basis, whether or not such Indebtedness remains outstanding) at or prior to such time;

           (iii) in the case of any Indebtedness described in clause (b) or (c) above, at the time of and after giving effect to the incurrence of any such Indebtedness the aggregate principal amount of all such Indebtedness that has been incurred (in each case, on a cumulative basis, whether or not such Indebtedness remains outstanding) shall not at any time exceed the cumulative Capital Expenditures permitted under SECTION 5.3(h);



                                       9.

           (iv) in the case of any Indebtedness described in clause (b), (c) or
           (d) above, the holder or holders of such Indebtedness (or a duly authorized representative thereof on behalf of such holders) shall have become a party to the Collateral Agency and Intercreditor Agreement;

           (v) in the case of any Indebtedness described in clause (a), (b), (c) or (d) above, such Indebtedness is not guaranteed by any Person or secured by any Lien (other than the Guaranties and Liens granted to the Collateral Agent, on behalf of Vendors, to secure all Eligible Secured Debt pursuant to the Security Documents); and

           (vi) in the case of any Indebtedness described in clause (a) (b), (c) or (d) above, (A)the terms and conditions of such Indebtedness shall neither be less favorable to the Purchaser nor more favorable to the applicable vendor or lender in any material respect than the terms and conditions of the Forbearances and shall not be inconsistent with the terms and conditions of the Forbearances, (B) at the time of and after giving effect to the incurrence of any such Indebtedness, no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and (C) at the time of and after giving effect to the incurrence of any such Indebtedness, the ratio of Net Debt to Total Capitalization shall not exceed .62:1.00.

In determining whether the requirements of clause (vi)(B) and (C) of this definition are satisfied, Purchaser shall provide to Administrative Agent and each Vendor at least ten (10) Business Days prior to entering into definitive agreements for the incurrence of such Eligible Secured Debt, Purchaser's good faith pro forma financial projections giving effect to the anticipated incurrence of such Eligible Secured Debt over the one year period following the date such Eligible Secured Debt is first incurred together with Purchaser's calculation of the covenants set forth in Section 5.3 for each month during such one year period showing no anticipated Event of Default based on a violation of such covenants and that the Net Debt to Total Capitalization ratio does not exceed .62:1.00 at any time during such period.

               "Equipment Agreements" means the equipment supply and services agreements between QUALCOMM or its Affiliates and Purchaser related to the Project, including, without limitation, the System Equipment Purchase Agreement dated as of February 27, 1997, as amended by that certain First Amendment to System Equipment Purchase Agreement dated as of April 24, 1997, and that certain Second Amendment to System Equipment Purchase Agreement dated as of June 24, 1998 as the same may be amended, modified, supplemented or restated hereafter from time to time, by and among QUALCOMM and Purchaser, and as the same have been assigned to Ericsson pursuant to the Assignment and Assumption of Infrastructure Agreement, dated June 2, 1999.

               "Ericsson" means Telefonaktiebolaget LM Ericsson and/or its Affiliates, including Cia Ericsson de Chile S.A.

               "Event of Default" means any of the events specified in SECTION
6.1 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.



                                      10.

               "Excess Cash Flow" means, for any fiscal year, calculated for Purchaser and its Subsidiaries on a consolidated basis, the excess, if any, of
(a) EBITDA for such year, minus (b) the sum of, without duplication, (i) the aggregate amount actually paid by Purchaser and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any sale or other disposition of property), (ii) the aggregate amount of all optional prepayments and mandatory prepayments of funded debt during such fiscal year, (iii) the aggregate amount of all regularly scheduled principal payments of funded debt of Purchaser and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) and all cash interest in respect of such payments paid during such period, (iv) corporate taxes actually paid by Purchaser during such fiscal year, (v) increases in consolidated working capital for such fiscal year, and (vi) the aggregate amount of payments of principal hereunder and interest which is not capitalizable hereunder which are scheduled to fall due within the 180 day period following the end of such fiscal year.

               "Federal Funds Effective Rate" means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three (3) Federal funds brokers of recognized standing selected by Administrative Agent.

               "Final Availability Date" means the last day of the Availability Period.

               "Final Maturity Date" means September 30, 2006.

               "Financial Statements" means, with respect to any fiscal quarter (or full fiscal year) as to any Person, consolidated and consolidating statements of income and cash flows of such Person and its Subsidiaries for such fiscal quarter (or full fiscal year) of such Person (and, if the end of such fiscal quarter of such Person is not also the end of such Person's first fiscal quarter or full fiscal year, for the elapsed portion of such fiscal year of such Person), and consolidated and consolidating balance sheets of such Person and its Subsidiaries as of the end of such fiscal quarter (or full fiscal year) of such Person, setting forth in each case in comparative form figures for the corresponding fiscal quarter in the preceding fiscal year of such Person (and, as applicable, the elapsed portion of the preceding fiscal year of such Person or, if such period is a full fiscal year, corresponding figures from the preceding fiscal year), all prepared in reasonable detail and in accordance with GAAP consistently applied and which shall fairly present in all material respects the financial condition of such Person and its Subsidiaries.

               "Forbearance" means the Deferred Payment Balance Forbearance or a Capitalized Interest Forbearance, and "Forbearances" means all of such forbearances, collectively, unless the context otherwise requires.

               "Funding Date" means each date on or after the Operative Date on which Vendors make a Forbearance hereunder.



                                      11.

               "GAAP" means generally accepted accounting principles as in effect from time to time in, as to Purchaser, the Republic of Chile and, as to any other Person, its country of formation, applied on a consistent basis with the most recent financial statements delivered to Vendors and for each of Parent and Purchaser includes U.S. GAAP reconciliations for all period ends as are required for reporting purposes by the United States Securities and Exchange Act of 1934 or, at Purchaser's option, U.S. GAAP.

               "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Governmental Consents" has the meaning set forth in SECTION 3.1(m) hereof.

               "Guarantors" means Parent, Subsidiaries of Purchaser, if any, and each other Person who shall from time to time execute a Guaranty.

               "Guaranty" means the Guaranty and Support Agreement dated as of the date hereof, entered into by Guarantors, and each other Guaranty and Support Agreement hereafter entered into by each other Guarantor, each in favor of Collateral Agent, on behalf of Secured Parties, which shall be acceptable to Secured Parties, including, but not limited to, a Chilean guaranty in the form of a public deed securing the obligations of Guarantors.

               "Indebtedness" means, as to any Person, without double counting,
(a) all indebtedness of such Person for borrowed money (including, with respect to Purchaser, the Obligations); (b) all obligations under Capital Leases of such Person; (c) to the extent of the outstanding Indebtedness thereunder, all obligations of such Person that are evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money; (d) all obligations of such Person for the deferred purchase price of property or services (other than trade or other accounts payable in the ordinary course of business in accordance with customary industry terms unless such trade or other account payable becomes more than ninety (90) days past due); (e) all obligations for deferred customs duties; (f) all obligations of such Person of the nature described in clauses (a), (b), (c) or (d), above, and not otherwise included therein which are secured by a Lien on assets of such Person, whether or not such Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to such Lien; (g) all obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person; (h) all issued and outstanding letters of credit, performance bonds and similar instruments; (i) all obligations of such Person to a counterparty under any interest rate protection agreement or other hedging arrangement; (j) any security which, by its terms or the happening of any event (excluding a change in control), matures or is mandatorily redeemable or is otherwise exchangeable into debt at the option of the holder thereof; and (k) all Contingent Obligations.

               "Indemnitee" has the meaning set forth in SECTION 9.15 hereof.

               "Intangibles" means, at a particular date, all assets of any Person and its Subsidiaries determined on an unconsolidated basis at such date that would be classified as intangible assets in accordance with GAAP.



                                      12.

               "Interest Expense" means, for any period, determined on a consolidated basis for any Person and its Subsidiaries, the sum (without duplication) of (a) interest expense on Total Debt, including (i) fees, (ii) payments under any interest rate protection agreements or other hedging agreements, (iii) the interest portion of any deferred payment obligations, (iv) all fees and charges owed with respect to letters of credit or performance or other bonds, (v) all accrued or capitalized interest, (vi) any amortization of debt discount and (vii) all but the principal component of Capital Lease payments plus (b) dividends declared or paid whether or not permitted pursuant to this Agreement.

               "Interest Payment Date" means, with respect to any LIBOR Forbearance, the last day of each Interest Period applicable to such Forbearance and, with respect to Base Rate Forbearances, the last Business Day of each calendar quarter and each date a Base Rate Forbearance is converted into a LIBOR Forbearance; provided however, that if any Interest Period for a LIBOR Forbearance exceeds three (3) months, interest shall also be paid on the date which falls three (3) months after the beginning of such Interest Period.

               "Interest Period" means, with respect to each LIBOR Forbearance, the period commencing on the date of the making or continuation of or conversion to such LIBOR Forbearance and ending one, three or six months thereafter, as Purchaser may elect in the applicable Forbearance Request or Notice of Conversion/Continuation; provided that:

               (a) any Interest Period (other than an Interest Period determined pursuant to clause (c) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of LIBOR Forbearances, such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

               (b) any Interest Period applicable to a LIBOR Forbearance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month;

               (c) any Interest Period with respect to a LIBOR Forbearance that would otherwise end after the applicable Final Maturity Date shall end on such Final Maturity Date;

               (d) no Interest Period applicable to any LIBOR Forbearance shall include a principal repayment date for such LIBOR Forbearance unless an aggregate principal amount of Forbearances at least equal to the principal amount due on such principal repayment date shall be Base Rate Forbearances or other LIBOR Forbearances having Interest Periods ending on or before such date; and

               (e) notwithstanding clauses (c) and (d) above, no Interest Period applicable to a LIBOR Forbearance shall have a duration of less than one (1) month, and if any Interest Period applicable to such LIBOR Forbearance would be for a shorter period, such Interest Period shall not be available hereunder.

               "Invested Capital" means, as of any date of determination, the sum of all Capital Stock investments in Purchaser and the amount of all Third Party Subordinated Indebtedness and Sponsor Subordinated Indebtedness of Purchaser outstanding as of such date.



                                      13.

               "Investment" means, as to any Person, any direct or indirect ownership or purchase or other acquisition by such Person of any Capital Stock, obligations or other securities, or a beneficial interest in any Capital Stock, obligations (excluding trade payables to such Person arising in the ordinary course) or other securities of any other Person (including a Subsidiary), or all or substantially all assets used to conduct a business or a line of business, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, or any joint venture or other arrangement involving the sharing of profits or losses from joint business activities, including all Indebtedness and accounts receivable from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary course of business.

               "Investment Grade Instruments" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or the Republic of Chile and maturing within one (1) year from the date of acquisition thereof by Purchaser, (b) time deposits or certificates of deposit of a U.S. or Chilean bank, the commercial paper or other short-term unsecured debt obligations of which (or, in the case of a bank that is the principal subsidiary of a holding company, the holding company) are rated, (i) in the case of a U.S. bank, either A1 or better by Standard & Poor's Ratings Group ("S&P") or P1 or better by Moody's Investors Service, Inc. ("Moody's"), and maturing within one (1) year from the date of acquisition thereof by Purchaser, or (ii) in the case of a Chilean bank, the highest rating of any Chilean bank, but in any event not less than A2 by S&P or P2 by Moody's, and maturing within ninety
(90) days (unless the rating is not less than A1 by S&P or P1 by Moody's, in which case maturing within one (1) year) from the date of acquisition thereof by Purchaser, or (c) commercial paper of a U.S. or Chilean issuer, (i) in the case of a U.S. issuer, rated either A1 or better by S&P or P1 or better by Moody's, and maturing within one (1) year from the date of acquisition thereof by Purchaser, or (ii) in the case of a Chilean issuer, the highest rating of a Chilean issuer, but in any event not less than the equivalent of A2 by S&P or P2 by Moody's, and maturing within ninety (90) days (unless the rating is not less than A1 by S&P or P1 by Moody's, in which case maturing within one (1) year) from the date of acquisition thereof by Purchaser.

               "Judgement Currency" has the meaning set forth in SECTION 9.24 hereof.

               "Landlord's Waiver" means each agreement with any landlord and any landlord's mortgagee (or the Chilean equivalent), substantially in the form of EXHIBIT B, as such may from time to time be required to be executed and delivered by Purchaser pursuant to this Agreement.

               "Laws" means, collectively, all national, international, foreign, federal, state, provincial and local statutes, treaties, codes, ordinances, rules, orders, regulations and precedents of any court or other governmental agency from time to time in effect.

               "Leap" means Leap Wireless International, Inc., a Delaware corporation.

               "Leap Loans" has the meaning set forth in SECTION 4.1(j) hereof.

               "LIBOR Forbearance" means any Forbearance bearing interest at the LIBOR Rate.

               "LIBOR" means the rate at which deposits in U.S. Dollars are offered to leading banks in the London interbank market.



                                      14.

               "LIBOR Rate" shall mean, for any Interest Period for each LIBOR Forbearance, the rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/16 of 1% per annum) appearing on Telerate Page 3750 as of 11:00 A.M. (London time) on the date (as to any Interest Period, the "Determination Date") that is two Business Days before the first day of such Interest Period, as LIBOR for a period equal to such Interest Period. In the event that Telerate Page 3750 shall cease to report such LIBOR or, in the reasonable judgement of the Requisite Vendors, shall cease to accurately reflect such LIBOR, then the "LIBOR Rate" with respect to such Interest Period for such LIBOR Forbearance shall be the rate per annum equal to the average of the rate per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to leading banks in the London interbank market at 11:00 A.M. (London time) on the Determination Date in an amount substantially equal to such Reference Bank's LIBOR Forbearance comprising part of the related Forbearance and for a period equal to such Interest Period or, if no Reference Bank has a LIBOR Forbearance constituting part of the related Forbearance, the rate per annum at which deposits in Dollars are offered by the principal office of Citibank, N.A. in London, England to leading banks in the London interbank market at 11:00 A.M. (London time) on the Determination Date in an amount substantially equal to the aggregate of all LIBOR Forbearances constituting part of the related Forbearance and for a period equal to such Interest Period. The LIBOR Rate for any Interest Period for each LIBOR Forbearance shall be determined by Administrative Agent on the basis of the applicable rate appearing on Telerate Page 3750 as aforesaid (or the applicable rates furnished to and received by Administrative Agent from the Reference Banks) on the Determination Date for such Interest Period.

               "License" has the meaning set forth in SECTION 4.1(s) hereof.

               "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing).

               "Material Adverse Effect" means a material adverse effect on (a) the business, properties, assets, results of operations, financial condition or prospects of Purchaser, any of its Subsidiaries or any Guarantor, individually or taken as a whole or (b) the ability of Purchaser, any of its Subsidiaries or any Guarantor to discharge the Obligations in accordance with their terms.

               "Material Indebtedness" has the meaning set forth in SECTION 6.1(d) hereof.

               "Maturity" or "maturity" means the earlier of (a) the Final Maturity Date and (b) the date on which (i) the Forbearances have been accelerated or (ii) the Forbearances have been prepaid in full and the Aggregate Commitment terminated pursuant to this Agreement.

               "Mortgage" means a mortgage (or the Chilean equivalent) executed by Purchaser in favor of Collateral Agent, on behalf of Secured Parties, the form of which shall be satisfactory to Secured Parties and which shall be adequate to give to Collateral Agent, on behalf of Secured Parties a first priority perfected security interest (or the Chilean equivalent) in all of the real property of Purchaser.



                                      15.

               "Net Debt" means, with respect to any Person, Total Debt minus the sum of cash and Investment Grade Instruments in excess of Fifteen Million Dollars ($15,000,000).

               "Net Proceeds" means, with respect to any Asset Sale of Parent or Purchaser, or the issuance and sale of any Capital Stock of Parent or Purchaser, or the issuance and sale of any debt by Purchaser or Parent, the gross cash consideration received by such Parent or Purchaser from such sale, issuance or incurrence, net of commissions, direct sales costs, normal closing adjustments, taxes attributable to such sale, insurance proceeds, issuance or incurrence and professional fees and expenses incurred by Parent or Purchaser in connection therewith, to the extent the foregoing are actually paid (or will be paid, provided that such amounts have been accrued in accordance with GAAP and will be paid within one year of the date of the closing of such sale of assets or issuance and sale of Capital Stock in connection with such sale).

               "Note" or "Notes" means those notes referred to in SECTION 2.12 hereof.

               "Notice of Conversion/Continuation" has the meaning set forth in
SECTION 2.6(c) hereof.

               "Obligation Currency" has the meaning set forth in SECTION 9.24 hereof.

               "Obligations" means, collectively, all Indebtedness, principal, interest, fees, expenses of Administrative Agent, Collateral Agent and Vendors (including, without limitation, reasonable attorneys' and other fees, costs or expenses incurred in connection with the preparation, negotiation, administration and enforcement of the Credit Documents; Administrative Agent's, Collateral Agent's and any Vendor's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Credit Documents, whether or not suit is brought); and other amounts owed to Administrative Agent, Collateral Agent or any Vendor by any Credit Party pursuant to this Agreement, the Credit Documents or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an insolvency proceeding (including, without limitation, any proceeding commenced by or against any Credit Party under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with any Credit Party's creditors, or proceedings seeking reorganization, arrangement or other relief) and including any Indebtedness, liability or obligation owing from any Credit Party to others that Administrative Agent, Collateral Agent or any Vendor may have obtained by assignment or otherwise.

               "Operative Date" means such time as when each and every condition set forth in SECTION 3.1 and SECTION 3.2 hereof has been satisfied or waived by all Vendors in their sole and absolute discretion.

               "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease under which that Person is lessor.

               "Other Licenses" has the meaning set forth in SECTION 4.1(s) hereof.



                                      16.

               "Other Project Documents" means the interconnection agreements and such other agreements as shall be entered into from time to time which are necessary or advisable to permit the profitable operation of the Project, the absence of which, if the same were terminated, would be reasonably likely to have a Material Adverse Effect.

               "Other Senior Indebtedness" means any Indebtedness of Purchaser for borrowed money except as described in clauses (b), (c) and (d) of the definition of Eligible Secured Debt.

               "Other Taxes" has the meaning set forth in SECTION 2.14(c)(i) hereof.

               "Other Vendor Indebtedness" means any Indebtedness of Purchaser incurred to finance the purchase price of equipment and related services acquired by Purchaser (other than pursuant to the Equipment Agreements) for use in its wireless telecommunications and data networking business which Indebtedness is either provided or guaranteed by the vendor of such equipment or its affiliates.

               "Pagare" or "Pagares" means those notes referred to in SECTION
2.12 hereof.

               "Parent" means Inversiones Leap Wireless Chile S.A.

               "Permitted Indebtedness" has the meaning set forth in SECTION 5.2(b) hereof.

               "Permitted Liens" means: (a) Liens for taxes and assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty; (b) Liens of carriers, warehousemen, mechanics, materialmen, landlords, suppliers and lessors incurred in the ordinary course of business for sums not overdue; (c) Liens created to secure the payment of the purchase price of assets (including conditional sales agreements and other title retention agreements, but not including Liens securing Capital Leases) on which the Lien is created, provided that the aggregate amount at any one time outstanding and secured thereby does not exceed the value of the equipment purchased and is permitted under SECTION 5.2(b)(ii), and any such Lien attaches only to the asset or assets so purchased; (d) Liens resulting from any judgment or award, the time for the appeal or rehearing of which shall not have expired and in respect of which Purchaser or any Guarantor shall at any time in good faith be prosecuting an appeal and there exists a stay of execution; (e) Liens securing appeal and surety bonds (to the extent such Indebtedness is otherwise not prohibited hereby); and (f) other ordinary course Liens which do not materially interfere with the operation of the business of Purchaser, including easements.

               "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.

               "Pesos" means the lawful currency of the Republic of Chile.

               "Pledged Shares" means all of the issued and outstanding shares of Capital Stock of Purchaser now or hereafter issued which shall, pursuant to the Stock Pledge Agreement, be delivered to Collateral Agent on behalf of Secured Parties as collateral for the Obligations under this Agreement, including all certificates and instruments representing or evidencing such securities.



                                      17.

               "Process Agent" has the meaning set forth in SECTION 9.11(c) hereof.

               "Pro Forma Required Debt Service" means, for any period, the sum of (a) Cash Interest Expense for the next succeeding four (4) fiscal quarters (assuming the interest rates in effect on Total Debt on the date of determination are in effect throughout the next succeeding four (4) fiscal quarters) and (b) scheduled principal payments on Total Debt for the next succeeding four (4) fiscal quarters.

               "Project" has the meaning set forth in the Recitals hereto.

               "Project Accounts" means Purchaser's disbursement, operating and investment accounts and any and all sub-accounts thereof.

               "Project Account Control Agreements" means the control agreements as shall be necessary or appropriate to perfect Collateral Agent's security interest in the Project Accounts.

               "Promise of Mortgage" means a promise of mortgage (or the Chilean equivalent) executed by Purchaser in favor of Collateral Agent, on behalf of Secured Parties, the form of which shall be satisfactory to Secured Parties and in which Purchaser promises to execute additional Chattel Mortgages, Mortgages and Assignment of Leases upon its acquisition of additional personal property or real property or entering into additional real estate leases.

               "Purchaser" has the meaning set forth in the Preamble hereto.

               "Reference Banks" shall mean Citibank, N.A., ABN AMRO Bank N.V. and Societe Generale.

               "Refinancing Terms" means the following: (i) the principal amount of any such Indebtedness does not exceed the amounts outstanding under the Indebtedness refinanced and any applicable prepayment premiums, (ii) any such Indebtedness has a scheduled maturity date that is on or after the scheduled maturity date of the Indebtedness refinanced thereby, (iii) any such Indebtedness has a weighted average life to maturity that is equal to or longer than the remaining weighted average life to maturity of the Indebtedness refinanced thereby (determined immediately prior to the giving effect to such refinancing), (iv) any such Indebtedness does not include any provisions that may require mandatory prepayment thereof prior to the scheduled maturity, other than scheduled repayments taken into account in determining compliance with clause (iii) above and other such provisions included in the Indebtedness refinanced thereby, and (vi) if the Indebtedness being refinanced is subordinated to the Forbearances, then such refinancing Indebtedness shall be subordinated to the Forbearances on terms no less favorable to Vendors than the Indebtedness being refinanced;

               "Reimbursement Agreement" means that certain Reimbursement Agreement to be entered into among Purchaser, QUALCOMM and such other Persons as shall from time to time become Vendors thereunder, as the same may be amended, modified, supplemented or restated from time to time.

               "Requirements of Law" means, as to any Person, the Certificate or Articles of Incorporation and Bylaws or Estatutos Sociales or other organizational or governing documents of such Person, and any Law, treaty, rule or regulation or determination of an arbitrator or a court



                                      18.

or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which or by which such Person or any of its property is subject.

               "Requisite Vendors" means, at any time, Vendors then holding more than fifty-one (51.0%) of the then aggregate unpaid principal amount of all Forbearances then outstanding or, if no such Forbearances are then outstanding, Vendors then having more than fifty-one percent (51.0%) of the Aggregate Commitment; provided, however, that (a) in the event there shall be only two (2) Vendors, both such Vendors and (b) in the event that there shall be any Vendor which is an Affiliate of Purchaser such Vendor's shares shall not be included in the above percentage calculation.

               "Reserve Percentage" means the reserve percentage applicable to an Interest Period (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100 of 1%) in effect on the date the LIBOR Rate for such Interest Period is determined under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserve requirement) with respect to "eurocurrency liabilities" (as defined under such regulations) having a term comparable to such Interest Period.

               "Responsible Officer" means any of the president, chief financial officer, treasurer, Gerente General, Gerente de Finanzas, Gerente de Operaciones or Gerente de Marketing of any Person.

               "Secured Parties" means Collateral Agent, Administrative Agent, Vendors, Indemnitees and any other Person to whom any sums of money shall be due from Purchaser pursuant to the terms and Obligations hereunder.

               "Security Agreements" means the Security Agreement by and between Purchaser, as grantor, and Collateral Agent, on behalf of Secured Parties, each Chattel Mortgage, Mortgage, Assignment of Lease and Promise of Mortgage, assignment of material agreements entered into by Purchaser and/or Parent, and any and all other security agreements, control agreements or consent agreements pertaining to the grant to Collateral Agent, on behalf of Secured Parties, of a first priority, perfected security interest (or the Chilean equivalent) in all assets of Purchaser, in each case satisfactory in form and substance to Secured Parties, as the same from time to time may be amended, modified, supplemented or restated.

               "Security Filings" means the filings duly executed by Purchaser as debtor, in favor of Collateral Agent, for the benefit of Vendors, as secured party, and caused to be filed prior to the Operative Date in the jurisdictions required by Secured Parties.

               "Senior Debt" means Total Debt minus the sum of Sponsor Subordinated Indebtedness and Third Party Subordinated Indebtedness.

               "Site Lease Agreement" means each Lease Agreement, substantially in the form of EXHIBIT C, as such may from time to time be required to be executed and delivered by Purchaser pursuant to this Agreement.

               "Sponsor Subordinated Indebtedness" means unsecured Indebtedness, as to any Person, owing to an Affiliate of such Person, no part of the principal or interest of which is



                                      19.

required to be paid (whether directly to the holders thereof or to a sinking fund) prior to one year after the Final Maturity Date, and the payment of the principal of and interest on which and any other obligations of such Person in respect thereof is subordinated to the prior payment in full of the principal of and interest (including post-petition interest) on the Notes and Pagares and all other obligations and liabilities of Purchaser or any Guarantor, as the case may be, to Vendors, Administrative Agent and Collateral Agent hereunder on terms and conditions first approved in writing by Vendors, which approval shall not be unreasonably withheld.

               "Stock Pledge Agreement" means the Stock Pledge to be executed by Parent and all shareholders of Purchaser in favor of Collateral Agent, on behalf of Secured Parties, which shall be acceptable to Secured Parties and adequate to give to Collateral Agent, on behalf of Secured Parties, a first priority perfected security interest (or the Chilean equivalent) in all of the Pledged Shares, as the same from time to time may be amended, modified, supplemented or restated.

               "Subordination Agreement" means that certain Subordination Agreement to be entered into among Purchaser, Vendors, Leap and Parent, whereby Leap and Parent subordinate all indebtedness owed by Purchaser or Parent in their favor to Administrative Agent, Collateral Agent and Vendors hereunder, as the same may be amended, modified, supplemented or restated from time to time.

               "Subsidiary" means, as to any Person, an entity of which twenty-five percent (25%) of the shares of stock (or similar Capital Stock) having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) are at the time owned or controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

               "Subsidiary Stock Pledge Agreement" means the Subsidiary Stock Pledge Agreement to be executed by Purchaser in favor of Collateral Agent, on behalf of Secured Parties, which shall be acceptable to Secured Parties and adequate to give to Collateral Agent, on behalf of Secured Parties, a first priority perfected security interest (or the Chilean equivalent) in all of the issued and outstanding shares of Capital Stock of each Subsidiary of Purchaser, as the same from time to time may be amended, modified, supplemented or restated.

               "Subsidiary Security Agreements" means the Subsidiary Security Agreement by and between each Subsidiary of Purchaser, as grantor, and Collateral Agent, on behalf of Secured Parties, each Chattel Mortgage, Mortgage, Assignment of Lease and Promise of Mortgage, and any and all other security agreements, control agreements or consent agreements pertaining to the grant to Collateral Agent, on behalf of Secured Parties, of a first priority, perfected security interest (or the Chilean equivalent) in all assets of each Subsidiary of Purchaser, in each case satisfactory in form and substance to Secured Parties, as the same from time to time may be amended, modified, supplemented or restated.

               "Syndication" has the meaning set forth in SECTION 2.16 hereof.

               "System" shall have the meaning as defined in the Equipment Agreements.

               "Taxes" has the meaning set forth in SECTION 2.14(c) hereof.



                                      20.

               "Telex Chile Debt" means any loans extended to Purchaser pursuant to that certain Novation and Assumption of Payment Obligation Agreement by and among Purchaser, Parent and Chilesat S.A. dated as of May 11, 1999.

               "Third Party Subordinated Indebtedness" unsecured Indebtedness, as to any Person; (a) owing to a non-Affiliate of such Person; (b) with a final maturity date and weighted average life to maturity (computed from the date of incurrence of such debt) of at least one day longer than the Final Maturity Date and the weighted average life to maturity of the Notes and Pagares and all other obligations and liabilities of Purchaser or any Guarantor, as the case may be, to Vendors, Administrative Agent and Collateral Agent hereunder; (c) where the Net Proceeds of such issuance are applied in accordance with SECTION 2.10(b); and (d) where such Indebtedness is subordinated and on terms and conditions first approved in writing by Requisite Vendors, which approval shall not be unreasonably withheld.

               "Total Capitalization" means, as of any date, determined on a consolidated basis, the sum of (a) Total Debt, exclusive of Third Party Subordinated Indebtedness and Sponsor Subordinated Indebtedness for purposes of this calculation; (b) Third Party Subordinated Indebtedness; (d) Sponsor Subordinated Indebtedness and (e) Contributed Capital.

               "Total Debt" means, as of any date, determined on a consolidated basis for any Person, the sum (without duplication) of (a) all principal and Interest Expense owing under this Agreement; (b) any obligation for borrowed money, including Indebtedness convertible into Capital Stock; (c) any security issued by such Person for cash consideration which, by its terms or the happening of any event (excluding a change in control), matures or is mandatorily redeemable or is otherwise exchangeable into debt at the option of the holder thereof or is redeemable by the holder thereof prior to one year after the Final Maturity Date; (d) any obligation evidenced by a bond, indenture, note or other similar instrument; (e) any obligation to pay the deferred purchase price of property or services; (f) Capital Leases; (g) any obligation to purchase securities or other property; (h) any contractual obligation, contingent or otherwise, including obligations to reimburse any other Person in respect of amounts paid under a letter of credit or performance or other bond issued by such other Person; (i) any obligation of others secured by a Lien on any asset of such Person or any of its Subsidiaries (provided, that there is no recourse to such Person or any Subsidiary of such Person), but only to the extent of the fair market value of the assets so subject to such Lien plus (j) any Indebtedness of others guaranteed by such Person or its Subsidiaries.

               "Total Debt to EBITDA Threshold" means a Total Debt to EBITDA ratio of less than six (6) as determined as of the end of any fiscal quarter.

               "Unmatured Event of Default" means any event or occurrence not yet constituting an Event of Default but which, with the giving of notice or the passage of time or both, would constitute an Event of Default.

               "U.S. GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

               "Vendor " or "Vendors" means QUALCOMM, any Affiliates of QUALCOMM party to the Equipment Agreements and any assignee or successor thereof assigned in accordance with SECTION 9.7 hereof.



                                      21.

               "Vendor Assignee" means Ericsson, and after any assignment of its rights under the Equipment Agreements, its assignee thereunder.

               "Vendor's Commitment" means, with respect to each Vendor, the amount set forth on SCHEDULE 1.1 as such Vendor's "Total Commitment," as such amount may be amended from time to time.

               "Vendor Equipment" means equipment sold pursuant to the Equipment Agreements.

               "Vendor Office" means, with respect to any Vendor, the office or offices of such Vendor specified as its "Domestic Lending Office" opposite its name on the applicable signature page hereto, or such other office or offices of such Vendor as it may from time to time notify Purchaser and Administrative Agent.

               "Wireless Subscribers" means, as of any date, the aggregate number of customers then receiving and paying for wireless mobile and/or fixed telephone services from Purchaser.

        1.2    OTHER INTERPRETIVE PROVISIONS.

               (a) All terms defined in this Agreement shall have their defined meanings when used in the other Credit Documents and any certificate or other document made or delivered pursuant hereto, unless the context clearly indicates otherwise.

               (b) As used in this Agreement and the other Credit Documents and any certificate or other document made or delivered pursuant hereto, accounting terms relating to any Person not defined in SECTION 1.1 above, and accounting terms partly defined in SECTION 1.1 above to the extent not defined, shall have the respective meanings given to them under GAAP.

               (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

               (d) All terms defined in this Agreement in the singular form shall have comparable meanings when used in the plural form and vice versa.

               (e) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all Financial Statements required to be delivered hereunder shall be prepared in accordance with GAAP. If any changes in GAAP from those used in the preparation of the Financial Statements referred to in SECTION 4.1(e) hereof ("GAAP Changes") hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the Republic of Chile or international equivalent thereof (or successors thereto or agencies with similar functions) result in a change in the method of calculation of any of the financial covenants, standards or other terms or conditions found in this Agreement, the parties hereto agree to enter into negotiations to amend such provisions so as to reflect equitably such GAAP Changes with the desired result that the criteria for evaluating the financial condition



                                      22.

and performance of any Guarantor or Purchaser and its Subsidiaries shall be the same after such GAAP Changes as if such GAAP Changes had not been made.

SECTION 2. DEFERRED PAYMENT BALANCE AND CAPITALIZED INTEREST FACILITY.

        2.1 DEFERRED PAYMENT BALANCE. Purchaser acknowledges and agrees that as of the date hereof the Deferred Payment Balance is the amount of principal, accrued and capitalized interest and expenses Purchaser owes to Vendor in connection with forbearances made by Vendor to Purchaser under the Deferred Payment Agreement. Subject to the terms and conditions, and subject to the limitations, herein set forth, Vendors agree, in accordance with this SECTION 2, to make a Forbearance in the full amount of the Deferred Payment Balance ("Deferred Payment Balance Forbearance") as of the date hereof, which amount shall be repaid in accordance with the terms and conditions set forth herein.

        2.2 CAPITALIZED INTEREST FACILITY.

               (a) CAPITALIZED INTEREST FORBEARANCE COMMITMENTS. Subject to the terms and conditions, and subject to the limitations, herein set forth, each Capitalized Interest Vendor, severally and for itself alone, agrees to make Capitalized Interest Forbearances to Purchaser in amounts equal to such Vendor's Capitalized Interest Commitment Percentage from time to time. At no time shall the aggregate amount of outstanding Capitalized Interest Forbearances exceed the Capitalized Interest Commitment.

               (b) TYPES OF CAPITALIZED INTEREST FORBEARANCES. Capitalized Interest Forbearances shall be available to Purchaser for (i) interest payments to Vendors on the Deferred Payment Balance Forbearance, (ii) interest payments on earlier Capitalized Interest Forbearances and (iii) paying the Commitment Fee set forth in SECTION 2.8(b).

               (c) CAPITALIZED INTEREST FORBEARANCE AVAILABILITY. Capitalized Interest Forbearances shall be available from the Operative Date through the Final Availability Date, in an aggregate amount not exceeding the Aggregate Capitalized Interest Commitment; provided, however, that no Vendor shall be required to make any Capitalized Interest Forbearance when there exists an Event of Default or an Unmatured Event of Default. Capitalized Interest Forbearances drawn and repaid during the Availability Period may not be re-drawn. Any part of the Capitalized Interest Facility undrawn at the end of the Availability Period shall be canceled.

        2.3 TYPES OF FORBEARANCES. Each Forbearance shall, in accordance with the terms of this Agreement, be in the form of either a Base Rate Forbearance or a LIBOR Forbearance; provided, however, that, notwithstanding anything to the contrary herein, the Deferred Payment Balance Forbearance shall bear interest at the 30 days LIBOR Rate until such time as another rate is requested pursuant to a Notice of Conversion/Continuation given in accordance with SECTION 2.6(c). At no time may Purchaser maintain LIBOR Forbearances in more than six (6) separate Interest Periods.

        2.4 CONVERSION AND CONTINUATION ELECTIONS. Purchaser may, upon irrevocable written notice to Administrative Agent:

               (a) elect to convert on any Business Day, Base Rate Forbearances in an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (or any integral



                                      23.

multiple of One Hundred Thousand Dollars ($100,000) in excess thereof) into LIBOR Forbearances; or

               (b) elect to convert on any Interest Payment Date any LIBOR Forbearances maturing on such Interest Payment Date (or any part thereof) into Base Rate Forbearances; or

               (c) elect to continue on any Interest Payment Date any LIBOR Forbearances maturing on such Interest Payment Date (or any part thereof in an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) or any integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof) as LIBOR Forbearances;

provided, that if the aggregate amount of LIBOR Forbearances shall have been reduced by payment, prepayment, or conversion of any part thereof, to be less than Two Million Five Hundred Thousand Dollars ($2,500,000), such LIBOR Forbearances shall automatically convert into Base Rate Forbearances, and on and after such date the right of Purchaser to continue such Forbearances as, and convert such Forbearances into, LIBOR Forbearances shall terminate.

               (d) unless all Vendors shall otherwise consent, during the existence of an Unmatured Event of Default or Event of Default, Purchaser may not elect to have a Forbearance converted to, or made or continued as, a LIBOR Forbearance.

        2.5 DURATION OF INTEREST PERIODS.

               (a) Subject to the provisions of the definition of Interest Period, the duration of each Interest Period applicable to a LIBOR Forbearance shall be as specified in the applicable Forbearance Request or Notice of Conversion/Continuation, as applicable.

               (b) If Administrative Agent does not receive a notice of election of duration of an Interest Period with respect to a borrowing of LIBOR Forbearances pursuant to SUBSECTION (a) above within the applicable time limits specified herein, Purchaser shall be deemed to have elected to make or convert such Forbearances in whole into Base Rate Forbearances on the last day of the then current Interest Period with respect thereto. Notwithstanding anything to the contrary herein, any and all LIBOR Forbearances shall be converted in whole into Base Rate Forbearances on the last day of the then existing Interest Period with respect thereto if Administrative Agent shall have received notice from Purchaser or a Vendor that a default, Unmatured Event of Default or an Event of Default exists.

               (c) Notwithstanding the foregoing, Purchaser may not select an Interest Period that would end, but for the provisions of the definition of Interest Period, after the applicable Final Maturity Date.

        2.6 NOTICE AND MANNER OF MAKING ADDITIONAL FORBEARANCES.

               (a) CAPITALIZED INTEREST FORBEARANCE.

                    (i) Not fewer than three (3) Business Days prior to the date Purchaser desires to obtain a Capitalized Interest Forbearance, Purchaser shall deliver by electronic facsimile transmission to each of Administrative Agent and QUALCOMM, written notice specifying (A) the amount of such Capitalized Interest Forbearance, (b) the effective date for the



                                      24.

borrowing of such Capitalized Interest Forbearance, which notice shall be in the form of EXHIBIT D to this Agreement (a "Capitalized Interest Forbearance Request").

                    (ii) If Purchaser has not delivered a Capitalized Interest Forbearance Request on or before the third Business Day prior to the next succeeding Interest Payment Date, a Capitalized Interest Forbearance Request for a Base Rate Forbearance shall be deemed to have been made on such date (a "Deemed Capitalized Interest Forbearance Request") in the amount of the interest payment to become due and payable on such Interest Payment Date.

                    (iii) Administrative Agent shall promptly notify each Capitalized Interest Vendor as to the content of each Capitalized Interest Forbearance Request or Deemed Capitalized Interest Forbearance Request.

               (b) CAPITALIZED INTEREST FORBEARANCE REQUEST IRREVOCABLE. Once given, a Capitalized Interest Forbearance Request shall be irrevocable and Purchaser shall be bound to draw a Capitalized Interest Forbearance in accordance therewith, except as otherwise provided in this Agreement. If for any reason a Capitalized Interest Forbearance is not made in accordance with the Capitalized Interest Forbearance Request, Purchaser shall on demand (which may be made through the Administrative Agent) pay to Vendor such amount (if any) as Vendor may certify, in a certificate setting out in reasonable detail the method and basis of computation of such amount, to be necessary to compensate it for any loss or expense incurred in liquidating or redeploying funds arranged for the purpose of a proposed Capitalized Interest Forbearance or in terminating any such arrangement in respect of this Agreement or otherwise as a direct consequence of a Capitalized Interest Forbearance not having been made in accordance with the Capitalized Interest Forbearance Request but, in each case, only up to and including the last day of the relevant interest period determined in accordance with this SECTION 2.6.

               (c) CONVERSIONS/CONTINUATIONS OF FORBEARANCES. On each date on which Purchaser desires, with respect to Forbearances to (A) continue any such Forbearances hereunder or (B) convert any such outstanding Forbearances into Forbearances of another type provided for in this Agreement, Purchaser shall notify Administrative Agent (which notice shall be irrevocable) in writing by electronic facsimile transmission received no later than 1:00 p.m. New York time on the date one (1) Business Day before the day on which such requested Forbearances are to be continued as or converted into Base Rate Forbearances, and received no later than 1:00 p.m. New York time on the date three (3) Business Days before the date on which such requested Forbearances are to be continued as or converted into LIBOR Forbearances. Such notice shall specify (i) the effective date and amount of such Forbearances or portion thereof to be continued or converted, subject to the limitations set forth in SECTION 2.3 hereof, (ii) the interest rate option to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of Interest Period and SECTION 2.5) hereof. Each such notification (a "Notice of Conversion/Continuation") shall be in the form of EXHIBIT E to this Agreement.

               (d) NOTIFICATION OF VENDORS. Administrative Agent shall promptly notify each Vendor as to the content of each Capitalized Interest Forbearance Request, Deemed Capitalized Interest Forbearance Request and Notice of Conversion/Continuation.



                                      25.

        2.7 SCHEDULED PAYMENT OF PRINCIPAL OF THE FORBEARANCES.

               (a) On each date set forth on SCHEDULE 2.7(a), Purchaser shall pay that percentage of the principal amount of the Deferred Payment Balance Forbearance outstanding on September 30, 2001 which is set forth opposite each such date.

               (b) On each date set forth on SCHEDULE 2.7(a), Purchaser shall pay that percentage of the principal amount of the Capitalized Interest Forbearances outstanding on September 30, 2001 which is set forth opposite each such date.

               (c) Any remaining unpaid Forbearances, accrued and unpaid interest thereon and other amounts owing to Administrative Agent and Vendors pursuant to this Agreement shall be due and payable in full at the Final Maturity Date.

        2.8 INTEREST RATES; PAYMENT OF INTEREST; COMMITMENT FEE; CALCULATION OF INTEREST AND FEES.

               (a) FORBEARANCES.

                    (i) BASE RATE FORBEARANCES. Each Base Rate Forbearance shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin. From the Effective Date such interest shall be payable on each Interest Payment Date and at Maturity.

                    (ii) LIBOR FORBEARANCES. Each LIBOR Forbearance shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the LIBOR Rate plus the Applicable Margin. From the Effective Date such interest shall be payable on each Interest Payment Date and at Maturity.

                    (iii) DEFAULT RATE. Upon the occurrence of an Event of Default and so long as such Event of Default shall continue, including after acceleration (whether before or after entry of judgment), Purchaser shall pay interest on the principal amount of each Forbearance then outstanding at the Default Rate.

               (b) FEES. Commencing on the Effective Date and through the Final Availability Date, Purchaser shall pay to Administrative Agent, for the ratable benefit of Vendors, a commitment fee equal to three-eighths of one percent (0.375%) per annum on the average daily amount of the unutilized portion of the Aggregate Capitalized Interest Commitment ("Commitment Fee"). Such Commitment Fee shall be payable on the last Business Day of that month which is six (6) months following the Effective Date and continuing on the last Business Day of each six (6) month period thereafter through the Final Availability Date. So long as there exists no Unmatured Event of Default or Event of Default, the Commitment Fee may be financed under the Capitalized Interest Facility.

               (c) CALCULATION OF INTEREST AND FEES. Interest on LIBOR Forbearances and the Commitment Fee shall be computed on the basis of a 360-day year and on the basis of a 365/366-day year for all Base Rate Forbearances and fees for the actual number of days elapsed. In computing interest on any Forbearance, the date of the making of such Forbearance shall be included and the date of payment shall be excluded; provided, however, that if any Forbearance



                                      26.

is repaid on the same day on which it is made, such day shall be included in computing interest on such Forbearance. Each change in the interest rate of the Base Rate Forbearances based on changes in the Base Rate shall be effective on the effective date of such change and to the extent of such change. Administrative Agent shall give Purchaser prompt written notice of any such change in the Base Rate; provided, however, that any failure by Administrative Agent to provide Purchaser with notice hereunder shall not affect Vendors' right to make changes in the interest rate of the Base Rate Forbearances based on changes in the Base Rate.

        2.9 PAYMENT PROCEDURES.

               (a) PAYMENT ON BUSINESS DAYS. Whenever any payment due under this Agreement shall fall due on a day other than a Business Day, the due date of such payment shall be extended to the next succeeding Business Day (subject, however, to CLAUSE (a) of the definition of Interest Period) and such payment shall be made on such Business Day, and such extension of time shall be included in the computation of interest.

               (b) PLACE OF PAYMENT. Purchaser shall make all payments and prepayments under this Agreement, the Notes and Pagares, the Commitment Fee, the prepayment fees referred to in SECTION 2.10(A) hereof, and the principal of and interest on the Forbearances to the Administrative Agent's Payment Office, in lawful money of the United States and in immediately available funds no later than 1:00 p.m., New York time, on the date of payment (which must be a Business
Day). All payments received after 1:00 p.m., New York time, on any Business Day, shall be deemed to have been received on the next succeeding Business Day. After the occurrence and during the continuance of an Event of Default, Purchaser authorizes Vendors to charge from time to time against any or all of Purchaser's deposits maintained with Vendors any amount payable by Purchaser hereunder not paid when due. Each Vendor shall promptly notify Administrative Agent of each such charge and pay over the same to Administrative Agent for application in accordance with this Agreement.

               (c) DISTRIBUTION OF PAYMENTS TO VENDORS BY ADMINISTRATIVE AGENT. Upon receipt of any payment or prepayment of the Commitment Fee, the prepayment fees referred to in SECTION 2.10(A) hereof, or the principal of and interest on the Forbearances by or on behalf of Purchaser, Administrative Agent shall promptly pay over to each Vendor at its Vendor Office its pro rata share of such amount in like funds of the sum received.

               (d) LATE PAYMENTS. If any amount required to be paid by Purchaser under this Agreement or the other Credit Documents (including without limitation, payments and prepayments of the principal amount of Forbearances, accrued interest and fees) is not paid when due, Purchaser shall pay interest on the unpaid amount until such amount is paid in full at a per annum rate equal to the Default Rate, such rate to change from time to time as the Base Rate shall change.

               (e) APPLICATION OF PAYMENTS. Except as specifically set forth herein, all payments under this Agreement shall be credited first to all fees and other expenses then due to Administrative Agent and Collateral Agent, next to all fees and other expenses then due to Vendors, next to all interest then due, and lastly to all principal then due.



                                      27.

               (f) DESIGNATION OF PAYMENT. When making a payment under this Agreement, Purchaser shall clearly specify which Forbearance, fee or expense such payment relates to and the nature of the payment.

               (g) ADMINISTRATIVE AGENT'S RIGHT TO ASSUME PAYMENTS WILL BE MADE BY PURCHASER. Unless Administrative Agent shall have been notified by Purchaser prior to the date on which any payment to be made by Purchaser hereunder is due that Purchaser does not intend to remit such payment, Administrative Agent may (in its sole and absolute discretion) assume that Purchaser has remitted such payment when so due and Administrative Agent may (in its sole and absolute discretion) and in reliance upon such assumption, make available to each Vendor on such payment date an amount equal to such Vendor's Capitalized Interest Commitment Percentage of such assumed payment. If Purchaser has not in fact remitted such payment to Administrative Agent, each Vendor shall forthwith on demand repay to Administrative Agent the amount of such assumed payment made available to such Vendor, together with interest thereon in respect of each date from and including the date such amount was made available by Administrative Agent to such Vendor to the date such amount is repaid to Administrative Agent, at the Federal Funds Rate.

        2.10 PREPAYMENTS OF THE FORBEARANCES; CERTAIN REQUIRED PAYMENTS; AGGREGATE COMMITMENT REDUCTION.

               (a) VOLUNTARY PREPAYMENTS. Subject to the terms of SECTION 2.10(c), Purchaser shall have the right to prepay Forbearances in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) Purchaser shall give Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Forbearances, the amount of such prepayment and the specific Forbearance(s) such prepayment shall apply, which notice shall be given by Purchaser no later than 1:00 p.m. (New York time) three (3) days prior to the date of such prepayment, and which notice shall promptly be transmitted by Administrative Agent to each of the Vendors; (ii) each partial prepayment of any Forbearance shall be in an aggregate principal amount of at least One Million Dollars ($1,000,000) and shall be in integral multiples of One Million Dollars ($1,000,000) in excess thereof; (iii) each prepayment of the Forbearances shall be applied pro rata to the scheduled principal repayments of the outstanding Forbearances at the time of prepayment of the Forbearances among all Vendors; and (iv) any interest accrued on the amounts so prepaid to the date of such payment shall be paid at the time of any such payment. Any notice of prepayment given by Purchaser under any provision of this Agreement shall be irrevocable and Purchaser shall be bound to make a prepayment in accordance therewith. Purchaser may not prepay the Forbearances or any part thereof except in accordance with the express terms of this Agreement. Amounts prepaid may not be reborrowed under this Agreement.

               (b) MANDATORY PREPAYMENTS.

                    (i) PROCEEDS OF ASSET SALES. Notwithstanding the prohibition of Asset Sales in SECTION 5.2(d) below, all Net Proceeds received by Purchaser or any of its Subsidiaries at any time related to Asset Sales shall be paid by Purchaser or such Subsidiaries to Administrative Agent no later than five (5) days after receipt by Purchaser or such Subsidiary of such Net Proceeds to be applied against the principal amount of the Forbearances then outstanding in an amount equal to one hundred percent (100.0%) of such Net Proceeds;



                                      28.

provided, however, that if required by the terms of the Eligible Secured Debt, then one hundred percent (100.0%) of such Net Proceeds shall be applied pro rata to such Eligible Secured Debt and the principal amount of the Forbearances then outstanding. Concurrent with Purchaser's or such Subsidiary's receipt of such Net Proceeds, the Capitalized Interest Commitment shall be reduced to reflect the reduction of anticipated interest payments implied by such prepayment.

                    (ii) ISSUANCE OF DEBT OR EQUITY INSTRUMENTS. Net Proceeds received by Parent, Purchaser or any of its Subsidiaries in excess of Two Hundred Forty Five Million Dollars ($245,000,000) (reduced by the amount of Assets Sales as determined without regard to the application of clause (b) of the definition of Asset Sale) which are related to the public or private issuance or sale of any debt or Capital Stock, shall be paid by Purchaser or such Subsidiaries to Administrative Agent no later than five (5) days after receipt by Purchaser or such Subsidiary of such Net Proceeds to be applied against the principal amount of the Forbearances then outstanding as follows:
(A) if by issuance and sale of equity through a public offering, in an amount equal to fifty percent (50%) of such Net Proceeds and (B) and in all other cases, one hundred percent (100%) of the Net Proceeds aggregating in excess of Fifty Million Dollars ($50,000,000); provided, however, that if required by the terms of the Eligible Secured Debt, then such Net Proceeds shall be applied pro rata to such Eligible Secured Debt and the principal amount of the Forbearances then outstanding. Concurrent with Purchaser's or such Subsidiary's receipt of such Net Proceeds, the Capitalized Interest Commitment shall be reduced to reflect the reduction of anticipated interest payments implied by such prepayment.

                    (iii) EXCESS CASH FLOW. Fifty percent (50%) of Purchaser's Excess Cash Flow at any time shall be promptly paid by Purchaser to Administrative Agent to be applied against the principal amount of the Forbearances then outstanding; provided, however, that if required by the terms of the Eligible Secured Debt, then such Excess Cash Flow amount shall be applied pro rata to such Eligible Secured Debt and the principal amount of the Forbearances then outstanding. As of the end of each fiscal year, the Capitalized Interest Commitment shall be reduced to reflect the reduction of anticipated interest payments implied by such prepayment of Excess Cash Flow.

                    (iv) PREPAYMENT OF OTHER INDEBTEDNESS. Notwithstanding the limitations on prepayments in SECTION 5.2(g) below, in the event Purchaser or any of its Subsidiaries prepays any Indebtedness other than the Forbearances and mandatory payments made pursuant to the Telex Chile Debt, then Purchaser shall immediately prepay a portion of the Forbearances in proportion to the outstanding balances of the other Indebtedness paid.

                    (v) FORBEARANCES IN EXCESS OF COMMITMENT. Purchaser shall immediately prepay a portion of the Capitalized Interest Forbearances to the extent the total outstanding balance of all Capitalized Interest Forbearances exceeds the Aggregate Capitalized Interest Commitment.

               (c) BREAKAGE CHARGE. In the event of (i) the payment of any principal of any LIBOR Forbearance other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any LIBOR Forbearance other than on the last day of the Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any Forbearance on the date specified in any notice delivered pursuant hereto, then, in any such event, Purchaser shall compensate each Vendor for the loss, cost and expense



                                      29.

attributable to such event. In the case of a LIBOR Forbearance, such loss, cost or expense to any Vendor shall be deemed to include an amount determined by such Vendor to be the excess, if any, of (A) the amount of interest which would have accrued on the principal amount of such LIBOR Forbearance had such event not occurred, at the LIBOR Rate that would have been applicable to such LIBOR Forbearance, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such LIBOR Forbearance), over (B) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Vendor would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Vendor setting forth any amount or amounts that such Vendor is entitled to receive pursuant to this Section shall be delivered to Purchaser and shall be conclusive absent manifest error. Purchaser shall pay such Vendor the amount shown as due on any such certificate within ten (10) days after receipt thereof.

               (d) APPLICATION OF PREPAYMENTS. Mandatory prepayments of Forbearances pursuant to this SECTION 2.10, other than mandatory prepayments pursuant to SECTION 2.10(b)(iii) AND (iv), shall be applied in the inverse order of scheduled principal repayments of the outstanding Forbearances at the time of prepayment of the Forbearances. Voluntary prepayments and mandatory prepayments of Forbearances pursuant to SECTION 2.10(b)(iii) or (iv) shall be applied pro rata to the scheduled principal repayments of the outstanding Forbearances at the time of prepayment of the Forbearances.

        2.11 SURVIVABILITY. All of Purchaser's obligations under this Agreement shall survive repayment of the Notes and Pagares until all obligations of Purchaser to make payments to Administrative Agent and Vendors under all Credit Documents are fully satisfied and Vendors' obligations to make the Forbearances hereunder expire. Notwithstanding the foregoing, Purchaser's obligations set forth in SECTIONS 9.4 and 9.15 of this Agreement shall survive Purchaser's payment of all obligations under the Credit Documents and the expiration of Vendors' obligations to make Forbearances hereunder.

        2.12 EVIDENCE OF DEBT.

               (a) Each Vendor shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Purchaser to such Vendor resulting from each Forbearance owing to such Vendor from time to time, including the amounts of principal and interest payable and paid to such Vendor from time to time hereunder in respect of such Forbearances.

               (b) Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Forbearance made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Purchaser to each Vendor hereunder and
(iii) the amount of any sum received by Administrative Agent hereunder for the account of Vendors and each Vendor's share thereof.

               (c) The entries made in the accounts maintained pursuant to paragraph (b) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Vendor or Administrative Agent to maintain



                                      30.

such accounts or any error therein shall not in any manner affect the obligation of Purchaser to repay the Forbearances in accordance with the terms of this Agreement.

               (d) No later than the Funding Date for each Forbearance, Purchaser shall execute before a Chilean Notary Public and deliver to Administrative Agent to hold on behalf of the Vendor making such Forbearance a promissory note of Purchaser payable to such Vendor substantially in the form of EXHIBIT A, attached hereto or in form and substance reasonably satisfactory to Purchaser and such Vendor (each a "Pagare"), with appropriate insertions as to the issue date, principal repayment dates, principal amount, Applicable Margin and due date (which shall not be later than Maturity), and payable to the order of such Vendor in a principal amount equal to the Forbearance. Such Pagare shall be jointly and severally guaranteed by the Guarantors and shall be dated the date such Forbearance is made. Notwithstanding anything to the contrary contained herein, upon the reasonable request of Administrative Agent at any time, Purchaser shall promptly execute and deliver to Administrative Agent to hold on behalf of such Vendor a replacement Pagare or an endorsement with respect to any Pagare theretofore issued in order to conform the terms thereof to the terms of this Agreement, which replacement Pagare or endorsement shall be jointly and severally guaranteed by the Guarantors and shall be dated the date on which the replacement or endorsement is to be effective. Concurrently therewith, Administrative Agent or Vendor, as the case may be, shall return the replaced Pagare to Purchaser. Purchaser shall bear all costs and taxes arising from such replacement or endorsement.

               (e) Upon the written request of any Vendor, Administrative Agent shall forward to such Vendor (i) all Pagares payable to such Vendor received by Administrative Agent on or prior to such date (the "Request Date") within ten
(10) Business Days of receipt by Administrative Agent of such request, and (ii) all Pagares payable to such Vendor received by Administrative Agent after the Request Date within ten (10) Business Days of the receipt by Administrative Agent thereof; provided that any Vendor requesting such delivery of its Pagares shall reimburse Administrative Agent for all costs and expenses incurred by Administrative Agent in the distribution thereof.

               (f) In the case of any conflict between the terms of this Agreement and any Pagare, the terms of this Agreement shall control. Without limiting the generality of the foregoing, all Forbearances made hereunder shall accrue interest from the date such Forbearance is made and, to the extent not evidenced by a Pagare, shall otherwise be treated as a Forbearance hereunder irrespective of Purchaser's execution or nonexecution of any Pagare.

               (g) Upon partial repayment of any principal amount evidenced by any Pagares, Purchaser may execute and deliver to Administrative Agent to hold on behalf of each Vendor a replacement Pagare taking into account such prepayment, which replacement Pagare shall be jointly and severally guaranteed by the Guarantors and shall be dated the date on which the replacement is to be effective. Concurrently therewith, Administrative Agent or Vendor, as the case may be, shall return the replaced Pagare to Purchaser. Purchaser shall bear all costs and taxes arising from such replacement.

               (h) Upon request after the payment in full of all Obligations, Administrative Agent and Vendors, as applicable, shall return all Pagares and Notes received by them, stamped as paid in full.



                                      31.

               (i) In addition to the Pagares, Purchaser agrees to execute and deliver to each Vendor, promptly upon request by such Vendor, a promissory note evidencing Purchaser's Indebtedness to such Vendor under this Agreement in the amount of such Vendor's Commitment ("Note"), which promissory note shall acknowledge that the indebtedness outstanding thereunder may also be evidenced by one or more Pagares and shall be satisfactory in form and substance to such Vendor and Administrative Agent and shall be consistent with the terms of this Agreement.

               (j) If any Vendor exercises any right in any court in the Republic of Chile under any Pagare or Note delivered pursuant to this Agreement, it shall not be required for such purpose to evidence to Purchaser or any other Person that such Pagare or Note represents Obligations of the Purchaser under this Agreement nor that any condition herein has been fulfilled. Notwithstanding discharge in full of any Pagare or Note, if the amount (including, without limitation, default interest) paid or payable to any of the Vendors under such Pagare or Note (whether arising from the enforcement thereof in the Republic of Chile or otherwise) is less than the amount due and payable to such Vendor in accordance with this Agreement with respect to the Forbearance, or portion thereof, evidenced by such Pagare or Note, Purchaser agrees to pay to such Vendor upon demand such difference.

        2.13 NET PAYMENTS. Purchaser's obligation to make payments and perform all other obligations hereunder, and the rights of Administrative Agent, Collateral Agent and Vendors in and to such payments and performance, shall be absolute and unconditional and shall not be subject to any abatement, reduction, set-off, defense, counterclaim or recoupment for any reason whatsoever, including, without limitation, abatements or reductions due to any present or future claims of Purchaser against Administrative Agent, Collateral Agent or any Vendor under this Agreement, the Equipment Agreements or otherwise, against any vendor of equipment or services used or planned to be used, or against any other Person for whatever reason. Except as otherwise expressly provided herein, this Agreement shall not terminate, nor shall the obligations of Purchaser be affected, by reason of (a) any defect in or damage to, or any loss or destruction of, any of the equipment or services provided pursuant to the Equipment Agreements or otherwise from any cause whatsoever; (b) any bankruptcy, insolvency, reorganization or other proceeding relating to, or any action taken by any trustee or receiver of, Administrative Agent, Collateral Agent, any Vendor or any other Person; or (c) for any other cause, whether similar or dissimilar to the foregoing, any present or future law or regulation to the contrary notwithstanding, whether or not such cause shall give rise to a claim by Purchaser against any Vendor or any other Person under the Equipment Agreements or otherwise, it being the express intention of the parties hereto that all amounts payable by Purchaser hereunder shall be, and continue to be, payable in all events unless the obligation to pay shall be terminated pursuant to the express provisions of this Agreement. All payments made by Purchaser hereunder as required hereby shall be final, and Purchaser shall not seek to recover any such payment or any part thereof for any reason whatsoever. Nothing in this Agreement shall, however, release any claim Purchaser may have against Administrative Agent, Collateral Agent or any Vendor, whether in connection with the Equipment Agreements or otherwise. If for any reason whatsoever this Agreement shall be terminated in whole or in part by operation of law or otherwise, Purchaser shall nonetheless, to the extent permitted by applicable law, pay to Administrative Agent, on behalf of Vendors, an amount equal to each payment payable hereunder at the time and in the manner that such payment would have become due and payable under the terms of this Agreement if it had not been terminated in whole or in part.



                                      32.

        2.14 CHANGED CIRCUMSTANCES; TAXES.

               (a) In the event that:

                    (i) on any date on which the LIBOR Rate would otherwise be set, Administrative Agent shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the LIBOR Rate, or

                    (ii) at any time Administrative Agent or any Vendor shall have determined in good faith (which determination shall be final and conclusive) that:

                         (A) the making or continuation of any Forbearance to a
LIBOR Forbearance has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the interbank eurodollar market or (2) compliance by any Vendor in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law); or

                         (B) the LIBOR Rate shall no longer represent the
effective cost to any Vendor for U.S. dollar deposits in the interbank market for deposits in which banks of the United States of America regularly participate (including, without limitation, due to the imposition of a Reserve Percentage);

then, and in any such event, such Vendor shall forthwith so notify Administrative Agent and Purchaser thereof. From the date of delivery of such notice until such Vendor reasonably determines that the circumstances giving rise to such notice no longer apply, the obligation of Vendors to allow selection by Purchaser of the type of Forbearance affected by the contingencies described in this SECTION 2.14 (herein called "Affected Forbearances") shall be suspended. If at the time Administrative Agent or a Vendor so notifies Purchaser, Purchaser has previously given Administrative Agent a Notice of Conversion/Continuation with respect to one or more Affected Forbearances but such Forbearances have not yet gone into effect, such notification shall be deemed to be void and Purchaser may request Forbearances of a non-affected type by giving a substitute Notice of Conversion/Continuation pursuant to this Agreement.

        Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) Purchaser shall, with respect to the outstanding Affected Forbearances (other than Affected Forbearances described in
SECTION 2.14(a)(ii)(A)(1) above), either prepay or convert the same to Base Rate Forbearances, together with interest thereon and any amounts required to be paid pursuant to SECTION 2.10(c) above, and may request a Forbearance of another type in accordance with this Agreement, by giving an a Notice of Conversion/Continuation pursuant to this Agreement; provided that any such prepayment shall not be deemed to constitute a prepayment pursuant to SECTION
2.10 above.

               (b) In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any Governmental Authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other Governmental Authority (whether or not having the force of law):



                                      33.

                    (i) subjects any Vendor to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Purchaser or otherwise with respect to the transactions contemplated hereby (except for such taxes as are imposed on or measured by each Vendor's net income by the jurisdiction under the laws of which such Vendor is organized or maintains a place of business or any political subdivision thereof), or

                    (ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, any Vendor (including, without limitation, any imposition of a Reserve Percentage), or

                    (iii) imposes upon any Vendor any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to such Vendor, reduce the income receivable by such Vendor or impose any expense upon such Vendor with respect to any LIBOR Forbearances, such Vendor shall promptly notify Purchaser thereof. Purchaser agrees to pay to such Vendor the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by such Vendor of a statement in the amount and setting forth such Vendor's calculation thereof, which statement shall be deemed true and correct absent manifest error.

               (c) Any and all payments by Purchaser to each Vendor and Administrative Agent under this Agreement and any Credit Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Vendor, such taxes (including income taxes, taxes on profits and franchise taxes) as are imposed on or measured by each Vendor's net income or profits by the jurisdiction under the laws of which such Vendor is organized or maintains a place of business or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

                    (i) In addition, Purchaser shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Pagares or any other Credit Documents (hereinafter referred to as "Other Taxes").

                    (ii) Purchaser shall indemnify and hold harmless each Vendor and Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this SECTION 2.14) paid by such Vendor and any liability (including penalties, interest, additions to tax and expenses, except for, in the event such Vendor or Administrative Agent fails to deliver notice of such assertion of Taxes or Other Taxes to Purchaser within one hundred eighty (180) days after it has received notice of such assertion or imposition of Taxes or Other Taxes, any such penalties, interest or expenses which would not have arisen but for the failure of such Vendor or Administrative Agent to so notify Purchaser of such assertion or imposition of Taxes or Other Taxes) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or



                                      34.

legally asserted. Payment under this indemnification shall be made within thirty
(30) days from the date such Vendor or Administrative Agent makes written demand therefor.

                    (iii) If Purchaser shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Vendor or Administrative Agent, then:

                         (A) the sum payable shall be increased as necessary so
that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 2.14) such Vendor or Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made;

                         (B) Purchaser shall make such deductions; and

                         (C) Purchaser shall pay the full amount deducted to the
relevant taxation authority or other authority in accordance with applicable law.

                    (iv) Within thirty (30) days after the date of payment by Purchaser of Taxes or Other Taxes, Purchaser shall furnish to Administrative Agent and each Vendor the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Administrative Agent.

                    (v) If Purchaser fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to furnish to each Vendor the required receipts or other required documentary evidence, Purchaser shall indemnify Vendors for any incremental Taxes or Other Taxes, interest or penalties that may become payable by any of Vendors or Administrative Agent as a result of any such failure.

                    (vi) If Purchaser is required to pay additional amounts to any Vendor pursuant to SECTION 2.14(c) hereof, then such Vendor shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Vendor Office so as to eliminate any such additional payment by such Vendor which may thereafter accrue if such change in the judgment of such Vendor is not otherwise materially disadvantageous to such Vendor.

        2.15 CAPITAL REQUIREMENTS. If after the date hereof any Vendor determines in good faith that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for Vendors, banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof; or (b) compliance by such Vendor or any of its Affiliates with any guideline, request or directive of any such entity implemented after the date hereof regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Vendor's or such Affiliate's capital as a consequence of such Vendor's commitment to make Forbearances hereunder to a level below that which such Vendor or such Affiliate could have achieved but for such adoption, change or compliance (taking into consideration such Vendor's or such Affiliates' then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Vendor to be material, then such Vendor shall notify Purchaser thereof. Purchaser agrees to pay to such Vendor the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such



                                      35.

Vendor of a statement in the amount and setting forth such Vendor's calculation thereof, which statement shall be deemed true and correct absent manifest error. In determining such amount, such Vendor may use any reasonable averaging and attribution methods.

        2.16 SYNDICATION. QUALCOMM, Administrative Agent, Collateral Agent and each Vendor shall have the right from time to time to arrange, or to attempt to arrange, a syndication of the Forbearances (a "Syndication"); provided that no more than three (3) full Syndications shall occur per year. Purchaser shall cooperate with QUALCOMM, Administrative Agent, Collateral Agent and each Vendor to facilitate any Syndication, and Purchaser agrees, at its expense, to execute and deliver such documents (including amendments to this Agreement reasonably requested by QUALCOMM, Administrative Agent or Collateral Agent relating to such Syndication and which do not impose on Purchaser additional financial obligations, negative covenants, affirmative covenants, security or credit support or events of default), furnish such information, attend such meetings, assist QUALCOMM, Administrative Agent, Collateral Agent and Vendors, and take any and all other actions as may be reasonably requested by QUALCOMM, Administrative Agent, Collateral Agent or any Vendor in connection with any Syndication. QUALCOMM's rights under this SECTION 2.16 shall terminate at such time as all of the interests of QUALCOMM in any capacity hereunder have been assigned without recourse.

        2.17 REPLACEMENT OF VENDORS. Upon the occurrence of any event giving rise to the operation of SECTION 2.14(b), SECTION 2.14(c) or SECTION 2.15 with respect to any Vendor which results in such Vendor charging to the Purchaser increased costs in excess of those being charged generally by the Vendors hereunder or results in such Vendor seeking indemnification for Taxes or Other Taxes, Purchaser shall have the right, if no Event of Default or Unmatured Event of Default then exists, to replace such Vendor hereunder (the "Replaced Vendor") with one or more replacement vendors (collectively, the "Replacement Vendor") reasonably acceptable to Administrative Agent, provided that (i) at the time of any replacement pursuant to this SECTION 2.17, the Replacement Vendor shall enter into one or more Assignment and Acceptance pursuant TO SECTION 9.7 (and with all fees payable pursuant to said SECTION 9.7 to be paid by the Replacement Vendor) pursuant to which the Replacement Vendor shall acquire all of the commitments and outstanding Forbearances of the Replaced Vendor and, in connection therewith, shall pay to the Replaced Vendor in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued but unpaid interest on, all outstanding Forbearances of the Replaced Vendor and (B) an amount equal to all accrued, but unpaid, Commitment Fee owing to the Replaced Vendor pursuant to SECTION 2.8(b), and (ii) all obligations of the Purchaser owing to the Replaced Vendor (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Vendor concurrently with such replacement. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Vendor, delivery to the Replacement Vendor of the appropriate Pagares executed by the Purchaser, the Replacement Vendor shall become a Vendor hereunder and the Replaced Vendor shall cease to constitute a Vendor hereunder, except with respect to indemnification provisions applicable to the Replaced Vendor under this Agreement, which shall survive as to such Replaced Vendor.



                                      36.

SECTION 3. CONDITIONS OF EFFECTIVENESS OF THIS AGREEMENT AND FORBEARANCES.

        3.1 CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THE FORBEARANCES. The effectiveness of this Agreement is subject to the satisfaction or waiver by QUALCOMM of the following conditions.

               (a) PAGARES. Purchaser shall have duly executed before a Chilean Notary Public and delivered to each Vendor its Pagare in respect of the Deferred Payment Balance Forbearance.

               (b) GUARANTY. There shall have been delivered to Collateral Agent a Guaranty duly executed by Parent.

               (c) SECURITY AGREEMENTS AND ASSIGNMENT OF MATERIAL CONTRACTS. (i) There shall have been delivered to Collateral Agent the Security Agreements in form and substance reasonably satisfactory to Collateral Agent, duly executed by the grantors under such Security Agreements; (ii) all security interests intended to be created pursuant to the Security Agreements shall have been created and, where appropriate, registered or other action taken to create a security interest and Lien over the relevant asset or property in favor of Collateral Agent, for the benefit of Secured Parties; (iii) all fees and duties shall have been paid in connection with such registration; and (iv) all such security interests shall be valid and enforceable and constitute first priority perfected security interests, and be enforceable against Purchaser or Parent, as the case may be, and any subsequent lien or (including a judgment lien or), holder of a fixed or floating charge, or transferee for not for value, in bulk, by operation of law, for the benefit of creditors, or otherwise, subject in any case only to Permitted Liens. Collateral Agent shall have received such assignments of Purchaser's material contracts (A) as Secured Parties may reasonably request and (B) as Purchaser shall obtain with commercially reasonable efforts.

               (d) SECURITY INTEREST FILINGS. All filings, publications, notifications and the like, necessary or appropriate to obtain a first priority perfected security interest in favor of Secured Parties in all assets of Purchaser, and the Pledged Shares shall have been made.

               (e) PROJECT ACCOUNT CONTROL AGREEMENTS. There shall have been delivered to Collateral Agent the separate written collateral control agreements with respect to the Project Accounts, each executed by Collateral Agent, Parent or Purchaser, as applicable, and each depository institution at which Parent or Purchaser, as applicable, maintains any of the Project Accounts, or each securities intermediary at which Parent or Purchaser, as applicable, maintains an investment, brokerage or similar account which holds financial assets (as defined in Section 8102(a)(9) of the UCC) owned beneficially by Parent or Purchaser, as applicable, each satisfactory to Collateral Agent.

               (f) STOCK PLEDGE AGREEMENT. There shall have been delivered to Collateral Agent the Stock Pledge Agreement, duly executed by Parent and Michael Grasty Cousino, together with the certificates representing the Pledged Shares and Administrative Agent shall have received evidence satisfactory to it of the registration of the security interest in the Pledged Shares in Purchaser's share register and of the approval of Parent's shareholder of such security interest.



                                      37.

               (g) CREDIT SUPPORT AGREEMENT. There shall have been delivered to Administrative Agent the Credit Support Agreement duly executed by Guarantor and QUALCOMM.

               (h) OPINIONS OF COUNSEL. The Vendors, Administrative Agent and Collateral Agent shall have received opinions dated the Effective Date from Gray Cary Ware & Freidenrich LLP, counsel to Purchaser, Parent and Leap, and opinions of Grasty, Quintana, Majlis y Cia. ("Grasty"), Chilean counsel to Purchaser, Parent and Leap, including a consent letter from Grasty accepting the designation as Process Agent for Purchaser and agreeing not to resign, all in form and substance satisfactory to Administrative Agent, Collateral Agent and Vendors.

               (i) NO DEFAULT; REPRESENTATIONS AND WARRANTIES. At the time of making the initial Forbearance and also after giving effect thereto (i) there shall exist no Event of Default or Unmatured Event of Default; and (ii) all representations and warranties contained herein and in the other Credit Documents in effect at such time shall be true and correct in all material respects.

               (j) OFFICER'S CERTIFICATE. Administrative Agent and Collateral Agent shall have received certificates dated such date, signed by the president and chief financial officer (such certificate and all other certificates delivered under this Agreement to be in such Person's corporate, not individual, capacity) of Purchaser and each Guarantor, as applicable, stating that all of the applicable conditions set forth in this SECTION 3.1 have been satisfied as of such date.

               (k) CORPORATE PROCEEDINGS. All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall have been duly approved by Purchaser's Board of Directors and Shareholders and be reasonably satisfactory in form and substance to Administrative Agent, Collateral Agent and Vendors, and Vendors shall have received all information and copies of all certificates, documents and papers, including records of corporate proceedings and governmental approvals, if any, which Vendors may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate officers or governmental authorities.

               (l) ADVERSE CHANGE. Nothing shall have occurred, including, without limitation, the termination of any contract, lease or other agreement, the incurrence of any damage, destruction or loss (whether or not covered by insurance), the occurrence of any employee strike, work-stoppage, slow-down or lock-out or any substantial threat directed to Purchaser or any Guarantor of Purchaser of any imminent strike, work-stoppage, slow-down or lock-out, which Vendors shall reasonably determine has, or is reasonably expected to have, a Material Adverse Effect.

               (m) CONSENTS, APPROVALS. Purchaser shall have received the consents, approvals and releases of all appropriate Governmental Authorities and all other third parties in connection with the transactions contemplated by the Equipment Agreements and the Credit Documents and otherwise referred to herein (the "Governmental Consents"), including, without limitation, (i) all import licenses for equipment acquired until the date hereof under the Equipment Agreements and for Deferred Payment Balance Forbearances shall have been amended to reflect the terms and conditions of this Agreement, (ii) any other exchange control



                                      38.

approvals and necessary consents required from the Central Bank of Chile in order for Purchaser to make payments in Dollars hereunder shall have been obtained, and (iii) all required consents from contractual counterparties of Parent or Purchaser or their Subsidiaries to the assignment to Collateral Agent or Vendors, or their designees, of the Collateral and all applicable waiting periods shall have expired without any action being taken by any competent Governmental Authority which restrains, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the Equipment Agreements or building any System.

               (n) ORGANIZATIONAL DOCUMENTATION; ETC. Administrative Agent and each Vendor shall have received copies of the Articles or Certificates of Incorporation and Bylaws or Estatutos Sociales of Purchaser, Parent and each of Purchaser's Subsidiaries, any agreements entered into by any such entity governing the terms and relative rights of its capital stock and any agreements among the shareholders of such entity, certified as true and complete by an appropriate corporate officer or Governmental Authority, and a Certificate of Good Standing, and, with respect to each Guarantor, a franchise tax good standing or similar tax good standing certificate issued by the Secretary of State or appropriate government officials for each province, state or nation in which any Guarantor is qualified to do business or in which the failure to so qualify would be reasonably likely to have a Material Adverse Effect, and the provisions of the foregoing shall be reasonably satisfactory to Vendors.

               (o) BOARD AND SHAREHOLDERS RESOLUTIONS. Administrative Agent, Collateral Agent and Vendors shall have received resolutions of Purchaser's and each Guarantor's Board of Directors and Shareholders approving and authorizing the execution, delivery and performance of the Credit Documents to which it is a party and the transactions contemplated thereby, in form and substance reasonably satisfactory to Administrative Agent, Collateral Agent and Vendors and their respective counsel, such resolutions certified as of the initial Funding Date (unless a Guarantor other than Parent executes the Guaranty at a later date) by Purchaser's and each Guarantor's Secretary or an Assistant Secretary, as applicable, as being in full force and effect without modification or amendment.

               (p) INCUMBENCY CERTIFICATES. Administrative Agent, Collateral Agent and Vendors shall have received signature and incumbency certificates of Purchaser's, each Guarantor's and each of Purchaser's Subsidiaries' officers executing this Agreement or the other Credit Documents to which it is or is to be a party.

               (q) FEES, COSTS AND EXPENSES. Purchaser shall have financed pursuant to the terms of this Agreement or paid to Administrative Agent and each Vendor all costs, fees and expenses (including, without limitation, the reasonable legal fees and expenses of Administrative Agent and each Vendor, but excluding the fees and expenses of Purchaser's financial advisor).

               (r) LITIGATION. There shall be no actions, suits or proceedings pending or threatened with respect to Purchaser or any of its Subsidiaries that
(i) might be expected to have a Material Adverse Effect; or (ii) have a material adverse effect on the ability of Purchaser and Parent to perform their obligations under the Equipment Agreements. There shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified with respect to the performance of Equipment Agreements or the Credit Documents, or the making of any Forbearance hereunder.



                                      39.

               (s) EVIDENCE OF INSURANCE. Collateral Agent and Vendors shall have received certificates or other evidence of the existence of the insurance required by this Agreement with loss payee endorsements reasonably satisfactory to Collateral Agent and Vendors.

               (t) NO VIOLATION. The consummation of the transactions contemplated hereby shall not contravene, violate or conflict with, nor involve Administrative Agent, Collateral Agent or Vendors in a violation of, any Requirement of Law, including, without limitation, applicable usury law, and evidence satisfactory to Administrative Agent and Vendors shall have been received as to the compliance with applicable usury law including at a minimum the obtaining of a qualification permit or exemption from the California Corporations Commissioner.

               (u) ADMINISTRATIVE AGENT'S FEE LETTER. Administrative Agent shall have received the Administrative Agent's Fee Letter, duly executed by Purchaser and QUALCOMM and accepted by Administrative Agent, together with the payment of such fees as are set forth in the Administrative Agent's Fee Letter to be paid on the Effective Date (the payment of which shall be deemed to be a concurrent condition).

               (v) PROJECT ASSETS IN PURCHASER; SITE DOCUMENTS. Collateral Agent shall have received evidence satisfactory to it that (i) all assets relating to the Project, including, without limitation, the License and the Equipment Agreements shall be in full force and effect and fully vested in and owned by Purchaser (which, with respect to the License shall include appropriate assurance that the License is in full force and effect notwithstanding any changes of control of the licensee from and after the date the License was granted); and (ii) each Site Lease Agreement and, if applicable, Landlord Waiver in respect thereof, shall have been obtained and delivered to Collateral Agent.

               (w) SUBORDINATION AGREEMENT. There shall have been delivered to Administrative Agent the duly executed Subordination Agreement.

               (x) SPANISH TRANSLATION. Administrative Agent shall have received the translation into Spanish of this Agreement and the other Credit Documents agreed upon by the parties.

               (y) BUSINESS PLAN. Vendors shall have reviewed and approved the form and substance of the Business Plan.

               (z) RELATED PARTY TRANSACTIONS. Vendors shall have reviewed and approved the form and substance of all transactions by and among Purchaser, Guarantors and their Affiliates.

               (aa) REIMBURSEMENT AGREEMENT. Administrative Agent shall have received duly executed copies of the Reimbursement Agreement, in form and substance satisfactory to Administrative Agent and Vendors, and all conditions precedent to the obligation of the lenders party thereto to make loans to Purchaser thereunder shall have been satisfied.



                                      40.

               (bb) PROCESS AGENT LETTERS. Administrative Agent shall have received process agent letters from Purchaser and each Guarantor appointing Process Agents in accordance with SECTION 9.11 (c).

               (cc) SHAREHOLDERS' LETTERS. Administrative Agent shall have received from each shareholder of Purchaser and Parent an agreement in form and substance satisfactory to Vendors waiving any rights the shareholder may have under any law with respect to any required annual distribution of profits as dividends or otherwise.

               (dd) CONVERSION TO EQUITY. Administrative Agent shall have received evidence satisfactory to Vendors that all Sponsor Subordinated Indebtedness existing on the Effective Date shall be converted to equity.

               (ee) ADDITIONAL MATTERS, DOCUMENTS OR INFORMATION. Vendors shall have received each additional document, instrument, legal opinion or item of information reasonably requested by any Vendor, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which Purchaser, Guarantors or any of Purchaser's Subsidiaries may be a party, and all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to Vendors.

 All of the agreements, certificates, legal opinions and other documents and papers referred to in this SECTION 3.1, unless otherwise specified, shall be delivered to Vendors and shall be reasonably satisfactory in form and substance to Administrative Agent and Vendors.

        3.2 CONDITIONS PRECEDENT TO EFFECTIVENESS OF AND ADDITIONAL FORBEARANCES. The effectiveness of this Agreement and the obligation of Vendors to make any Forbearance shall be subject to the further conditions precedent that:

               (a) On the date of such Forbearance the following statements shall be true:

                    (i) All representations and warranties contained herein and in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect (except for any representation and warranty that speaks only as of a specific date, which shall be true and correct in all material respects as of such date) as though such representations and warranties had been made on and as of the date of the making of such Forbearance; and

                    (ii) No Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the making of such Forbearance.

               (b) Vendors shall have received such other approvals, opinions or documents as Vendors may reasonably request in connection with the requested Forbearance.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

        4.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Except as set forth on the Schedules attached hereto and numbered in such manner as to correspond to the subsections of



                                      41.

this SECTION 4 (which Schedules shall only constitute an exception to the specific subsection referenced in such Schedule), Purchaser and Guarantors, jointly and severally, make the following representations and warranties, which representation and warranties shall be true, accurate and complete as of the Effective Date and the Operative Date:

               (a) CORPORATE ORGANIZATION; STRUCTURE. Purchaser and each Guarantor are corporations duly incorporated, validly existing and in good standing under the laws of their respective places of incorporation, have the power and authority to own their property and carry on their business as now being conducted, and are qualified as foreign corporations and in good standing in each jurisdiction where the nature of their business or assets requires such qualification except where the failure to so qualify would not be reasonably likely to result in a Material Adverse Effect. The ownership structure of Purchaser and each Guarantor as of the date hereof is as set forth in SCHEDULE 4.1(a) hereto.

               (b) CORPORATE POWER; AUTHORIZATION. The execution, delivery and performance by Purchaser and each Guarantor which is or may become a party to any Credit Document are within their corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Person's Estatutos Sociales, certificate of incorporation or bylaws; (ii) violate any law or any contractual restriction binding on or affecting such Person, except where such violation would not be reasonably likely to have a Material Adverse Effect; or (iii) result in or require the creation of any Lien other than Permitted Liens, upon or with respect to any of the properties of Purchaser or any Guarantor.

               (c) APPROVALS. Except for (i) the amendment to the existing import license from the Central Bank of Chile with respect to the equipment imported under the Equipment Agreements and with respect of which there is a Deferred Payment Balance Forbearance and (ii) the agreed upon translation into Spanish of this Agreement and the other Credit Documents in order to be enforced in Chile if executed in a foreign language, no consent, order, authorization, approval or release or other action by, and no notice to or filing with, any Governmental Authority, regulatory body or other third party is required for (A) the due execution, delivery and performance of any Credit Document by Purchaser or by any Subsidiary of Purchaser; (B) the legality, validity, binding effect or enforceability of any such Credit Document; (C) in connection with the transactions contemplated by the Equipment Agreements and the Credit Documents, including, without limitation, all Governmental Consents and all required consents from contractual counterparties of Parent or Purchaser or its Subsidiaries to the assignment to Secured Parties, or their designees, of the Collateral, including, without limitation, the Pledged Shares, and all applicable waiting periods relating to any of the foregoing have expired without any action being taken by any competent Governmental Authority which restrains, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the Equipment Agreements.

               (d) ENFORCEABILITY. This Agreement is, and each other Credit Document to which Purchaser, Parent or any Guarantor is or will be a party when delivered hereunder will be, legal, valid and binding obligations of such Person enforceable against it in accordance with their respective terms, provided that the enforceability of any of such documents may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and the application of equitable principles.



                                      42.

               (e) FINANCIAL STATEMENTS/PROJECTIONS. The consolidated balance sheet of the Purchaser and each Guarantor as at December 31, 1998, and the related consolidated statements of income and retained earnings of the Purchaser and each Guarantor for the fiscal year then ended, copies of which have been furnished to Vendors, fairly present in all material respects the financial condition of the Purchaser and each Guarantor on a consolidated basis as at such date and the results of the operations of the Purchaser and each Guarantor for the period ended on such date, all in accordance with GAAP consistently applied, and there has been no material adverse change in such condition or operations or in the assets, liabilities, properties, business or prospects of Purchaser and each Guarantor taken as a whole or of any Guarantor or Purchaser individually. All financial forecasts and projections delivered to Administrative Agent or Vendors as of the date hereof have been reasonably prepared using the best currently available estimates and judgments of Purchaser and Guarantors.

               (f) LITIGATION. Except as listed on SCHEDULE 4.1(f) there is no pending or, to the best knowledge of Purchaser and each Guarantor, threatened, action, suit, investigation or proceeding against Purchaser or any Guarantor or against any of their respective properties or revenues before any court, governmental department, commission, board, bureau, instrumentality or agency or arbitrator which might have a Material Adverse Effect.

               (g) COMPLIANCE WITH LAWS, OTHER AGREEMENTS. Except as disclosed on SCHEDULE 4.1(g), neither Purchaser nor any Guarantor is in violation or default with respect to their respective certificate of incorporation, bylaws or any applicable laws, rules or regulations where such violation or default would be reasonably likely to have a Material Adverse Effect, nor is Purchaser nor any Guarantor in violation of or in default with respect to any order, writ, decree or judgment of any court or administrative agency or in violation or default (nor is there any waiver in effect which, if not in effect, would result in a violation or default) under any mortgage, indenture, lease, contract or other agreement or instrument binding upon Purchaser or any such Guarantor, where such violation or default would be reasonably likely to have a Material Adverse Effect.

               (h) EVENT OF DEFAULT. No Event of Default or Unmatured Event of Default has occurred and is continuing.

               (i) COLLATERAL DOCUMENTS. Except for Permitted Liens and Liens noted in SCHEDULE 4.1(i), the provisions of the Collateral Documents are and will continue to be effective to create and maintain in favor of Collateral Agent for the benefit of Vendors a legal, valid and enforceable first priority perfected security interest in all assets of Purchaser, including, without limitation, the Pledged Shares. All necessary and appropriate recordings, registrations and filings have been made in all appropriate public offices, and all other necessary and appropriate action has been taken so that each Collateral Document creates an effective Lien with respect to the property, assets, contract rights and revenues covered thereby to the extent a security interest may be created therein under applicable laws, prior and superior to all other Liens except for Permitted Liens, and consents to the creation, effectiveness, priority and enforcement of such Liens have been obtained from each of the parties to the Credit Documents and the relevant Governmental Authorities.

               (j) NO SUBORDINATION. The Obligations of each Guarantor under the Guaranty and Purchaser under this Agreement or under any other contracts or instruments



                                      43.

executed by Guarantors or Purchaser in connection therewith and herewith are not subordinated in right of payment to any other obligation of Purchaser or such Guarantors, including all obligations related to loans extended to the Purchaser by Leap Wireless International, Inc. and Inversiones Leap S.A. or any of their Affiliates or Subsidiaries ("Leap Loans").

               (k) NO LEGAL BAR. The execution, delivery and performance (in accordance with their respective terms) of the Credit Documents, the Fee Letter, the Administrative Agent's Fee Letter and the borrowings hereunder and the use of the proceeds thereof, will not (i) violate any law or regulations; (ii) contravene, violate or constitute a breach under any corporate document or contractual obligations of Purchaser or any of its Subsidiaries or any Guarantor; and (iii) will not result in, or require, the creation or imposition of any Lien on any of Purchaser's or any Guarantors' properties or revenues or any properties or revenues of any of Purchaser's Subsidiaries except pursuant to the express terms of the Credit Documents.

               (l) SUBSIDIARIES. Purchaser and Guarantors do not as of the date hereof have any Subsidiaries other than as disclosed on SCHEDULE 4.1(l) to this Agreement.

               (m) TAXES. Each of Purchaser and Guarantors has filed or has caused to be filed all material tax returns which it is required to file or has obtained extensions for the filing thereof, and each of Purchaser and Guarantors has paid (i) all taxes shown to be due and payable on said returns or on any assessments made against it or against any of its property (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Purchaser or Guarantors, as the case may
be) and (ii) all other taxes, fees or other charges imposed on it or imposed on any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Purchaser or Guarantors, as the case may be), and no claims are being asserted with respect to any such taxes, fees or other charges (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Purchaser or Guarantors, as the case may be). No tax Liens have been filed with respect to any such taxes, fees or other charges (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Purchaser or Guarantors, as the case may be).

               (n) OWNERSHIP AND LIENS. Subject to the sale of equipment and services under the Equipment Agreements, Purchaser owns and has good and marketable title in fee simple absolute to, or valid leasehold interests in, all assets comprising any part of the Project and all property necessary and appropriate to own and operate the Project, all of its properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the Financial Statements (other than any properties or assets disposed of in the ordinary course of business or otherwise in compliance with this Agreement) and all assets and properties acquired by Purchaser and its Subsidiaries since the date of the Financial Statements referred to in SECTION 4.1(E) hereof (other than any properties or assets disposed of in the ordinary course of business or otherwise in compliance with this Agreement), and, except as set forth on



                                      44.

SCHEDULE 4.1(i), none of the properties and assets owned by Purchaser and its Subsidiaries and none of its leasehold interests are subject to any Lien, except Permitted Liens.

               (o) INDEBTEDNESS. As of the date hereof, SCHEDULE 4.1(o) is a complete and correct list of all Indebtedness, credit agreements, indentures, purchase agreements, guaranties, Capital Leases and other investments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing, but not including non-delinquent trade credit providing for payment within ninety (90) days of invoice) involving $100,000 or more in respect of which Purchaser or any Guarantor is in any manner directly or contingently obligated. The maximum principal or face amounts of the credits in question, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

               (p) ACCURACY OF INFORMATION FURNISHED; COMPLETE DISCLOSURE. Neither this Agreement nor any certificate, data, report, statement or other information furnished to Vendors by or on behalf of Purchaser or any Guarantor in connection with the transactions contemplated hereby or by the other Credit Documents contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Purchaser or any Guarantor which would be reasonably likely to have a Material Adverse Effect which has not been disclosed herein or in such other documents, certificates and statements furnished to Vendors for use in connection with the transaction contemplated hereby.

               (q) NO DEFAULT. Neither Purchaser nor any Guarantor is in default under or with respect to any Contractual Obligation in any respect which would be reasonably likely to lead to a Material Adverse Effect.

               (r) NO BURDENSOME RESTRICTIONS. No contractual obligation of Purchaser or any Guarantor and no Requirement of Law, insofar as Purchaser or any Guarantor may reasonably foresee, are reasonably likely to result in a Material Adverse Effect.

               (s) COMPLIANCE WITH PERSONAL COMMUNICATIONS SERVICES REGULATIONS, LICENSES AND RELATED AGREEMENTS. Purchaser has been awarded a license to provide broadband fixed and mobile wireless personal communications services telecommunication services ("License") for Chile and has obtained and currently maintains (or will maintain) the License and all other required federal, state, national, provincial and local licenses related to its provision thereof ("Other Licenses") in such areas, all of which are summarized on SCHEDULE 4.1(s). Neither Purchaser nor any Guarantor is in violation of any federal, state, national, provincial or local statute, rule, regulation or order relating to the licensing of it as a provider of such services including, but not limited to, any statute in the Republic of Chile relating to its maintenance of the License and eligibility therefor, including, but not limited to, those statutes, rules, regulations or orders governing its control, ownership and affiliation by or with other persons or entities; its ownership by non-citizens; its cross ownership of cellular services in various geographical service areas; or the restrictions on the assignment and transfer of control of the License and the renewal of the License, violation of which might have a Material Adverse Effect. Neither Purchaser nor any Guarantor is in default of any term of the License or any Other Licenses, and there exists no agreement with any non-governmental or third party Person relating to the pledge



                                      45.

by Purchaser or any Guarantor of the License or Other Licenses as collateral ("Third Party Collateral Agreements"). Neither Purchaser nor any Guarantor has pledged the License or any Other Licenses as collateral under any license financing agreement, Third Party Collateral Agreement or any other agreement nor is the License nor any Other Licenses subject to any claim, Lien, security interest or other encumbrance.

               (t) OTHER REGULATORY COMPLIANCE. Neither Purchaser nor any Guarantor is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Purchaser and Guarantor are not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Purchaser and Guarantor have complied with all the provisions of the Federal Fair Labor Standards Act and the Labor Code of the Republic of Chile. Purchaser and Guarantor have not violated any statutes, laws, ordinances or rules applicable to them, violation of which would be reasonably likely to have a Material Adverse Effect.

               (u) ENVIRONMENTAL CONDITION. None of Purchaser's nor any Guarantor's properties or assets has ever been used by such Person or their Affiliates or, to the best of such Person's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; none of Purchaser's or any Guarantor's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Purchaser or any Guarantor; and Purchaser and Guarantors have never received a summons, citation, notice or directive from any federal, state, national, provincial or other Governmental Authority concerning any action or omission by Purchaser or any Guarantor resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

               (v) TRANSACTIONS WITH AFFILIATES. As of the date hereof and as of the Operative Date, SCHEDULE 4.1(v) sets forth each agreement whereby a transaction with an aggregate value in excess of $200,000 is contemplated between any Guarantor or Purchaser and an Affiliate of any of them. Each transaction (regardless of value) of any Guarantor or Purchaser with an Affiliate of any of them is on fair and reasonable terms no less favorable to such Guarantor or Purchaser, as applicable, than would be obtained in a comparable arm's length transaction with a Person not an Affiliate.

               (w) YEAR 2000. Purchaser reasonably believes that all computer applications that are material to its business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before, on and after January 1, 2000 (that is, "Year 2000 Compliant"), except to the extent that a failure to do so would not have a Material Adverse Effect.

               (x) EMPLOYEE BENEFIT PLANS. Neither Purchaser nor any Guarantor has any employee benefit plans, including retirement plans which have been established or are



                                      46.

maintained, or to which contributions have been made by or for Purchaser or any Guarantor. Purchaser and Guarantors are not now and never have been obligated to contribute to any employee pension benefit plan that is a multi-employer plan and each is not liable for and is not expected to incur any withdrawal liability with respect to any multi-employer plan. There are not now, nor have there been, any medical health-related life insurance or other retiree benefits provided or expected to be provided by Purchaser for the benefit of retired employees (including current employees upon their retirement).

               (y) STATUS. Purchaser represents that the Forbearances granted pursuant to this Agreement will qualify as supplier credits for purposes of income tax laws of the Republic of Chile and, that therefore, QUALCOMM shall (i) be entitled to receive all payments of principal hereunder free from withholding taxes of the Republic of Chile and to receive payments of interest and any other amounts subject to a four percent (4%) withholding tax imposed by the Republic of Chile and (ii) not be required to register the financial terms and conditions of this Agreement with the Central Bank of Chile or take any other action under the laws of the Republic of Chile in order to have access to the formal foreign exchange market of the Republic of Chile. Except as set forth above and the payment of the stamp tax payable pursuant to Article 3 of Decree Law No. 3,475 of 1980, as amended, on the deferred purchase price of equipment purchased under the Equipment Agreements, all payments made by Purchaser under this Agreement are exempt from all Taxes and Other Taxes imposed by the Republic of Chile.

SECTION 5. COVENANTS.

        5.1 AFFIRMATIVE COVENANTS. So long as any of the Obligations shall remain unpaid or unsatisfied or Purchaser shall have any other obligation to Administrative Agent or any Vendor hereunder or any Vendor shall have any commitment hereunder (whichever is later), Parent and Purchaser shall, and shall cause each of Purchaser's Subsidiaries, at all times to:

               (a) COMPLIANCE WITH LAWS, OTHER AGREEMENTS. Comply with respect to: (i) their respective Estatutos Sociales, certificates of incorporation, bylaws or any applicable laws, including, without limitation, telecommunication laws, rules or regulations where failure to so comply would be reasonably likely to have a Material Adverse Effect; (ii) orders, writs, decrees or judgments of any court or administrative agency; and (iii) mortgages, indentures, leases, contracts or other agreements or instruments binding upon Purchaser or its Subsidiaries, where failure to so comply would be reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, Purchaser and Guarantors hereby covenant, represent and warrant that they will comply and will not violate any United States of America or foreign laws, including but not limited to the FCPA, where failure to so comply would be reasonably likely to have a Material Adverse Effect.

               (b) REPORTING REQUIREMENTS. With respect to Parent and Purchaser, furnish to Administrative Agent and each Vendor each of the following:

                    (i) As soon as available and in any event within ten (10) days of the end of each fiscal month of such Person, internal monthly financial statements prepared by such Person and in form reasonably acceptable to Requisite Vendors for the accounting period then ended;



                                      47.

                    (ii) As soon as available and in any event within forty-five
(45) days after the end of each fiscal quarter of such Person, unaudited Financial Statements for the accounting period then ended, accompanied by a compliance certificate (with calculations in reasonable detail) signed by such Person's Chief Financial Officer, certifying (A) that the Financial Statements attached were prepared in accordance with GAAP and fairly present in all material respects the financial condition of such Person as of such date (except as to the absence of notes and subject to year-end adjustments); (B) that the calculation of the financial covenants with respect to such Financial Statements, is accurate and as required under this Agreement; (C) that such Person has taken all steps to pledge all collateral required to be pledged under the Collateral Documents to which it is a party; and (D) that such officer is familiar with the terms of this Agreement and that no Event of Default or Unmatured Event of Default has occurred or is continuing under this Agreement, or if such an Event of Default or Unmatured Event of Default has occurred and is continuing, containing a statement as to the nature thereof and the steps being taken with respect thereto;

                    (iii) As soon as available and in any event within ninety
(90) days after the end of each fiscal year of such Person, audited Financial Statements for the immediately preceding fiscal year (provided that consolidating figures for such Financial Statements may be unaudited), certified in a manner reasonably acceptable to Vendors by one of the "Big Four" Accounting Firms or such other independent public accountants acceptable to Vendors, and an opinion of such accountants relating to such Financial Statements, accompanied by (A) a compliance certificate (with calculations in reasonable detail), in form satisfactory to Vendors, signed by such Person's Chief Financial Officer, certifying (1) that the Financial Statements attached were prepared in accordance with GAAP and fairly present in all material respects the financial condition of such Person; (2) that the calculation of the financial covenants with respect to the Financial Statements, is accurate and as required under this Agreement; and (3) that such officer is familiar with the terms of this Agreement and that no Event of Default or Unmatured Event of Default has occurred or is continuing under this Agreement, or if such an Event of Default or Unmatured Event of Default has occurred and is continuing, containing a statement as to the nature thereof and the steps being taken with respect thereto; (B) copies of any and all management letters relating to the audits of such Financial Statements (which is audited); (C) a certificate of accountants of such Person stating that in making the examination necessary for their certification they have obtained no knowledge of any Event of Default or Unmatured Event of Default with respect to the financial covenants required under this Agreement which has occurred and is continuing, or if, in the opinion of such accountants, an Event of Default or Unmatured Event of Default has occurred and is continuing, a statement as to the nature thereof; and (D) an annual budget of Purchaser and its Subsidiaries prepared by Purchaser's Chief Financial Officer in form and detail reasonably satisfactory to Vendors;

                    (iv) Promptly after the sending or filing thereof, copies of all reports which such Person sends to any of their public equity or debt securities holders and, to the extent not included in such reports, any and all monthly, quarterly and audited annual financial statements of such Person, any and all press releases that such Person issues or, as reasonably requested by Administrative Agent or Vendors, other information (whether or not publicly filed);

                    (v) Promptly after any Responsible Officer of such Person has knowledge or should have known of the occurrence thereof, give written notice to Administrative Agent and Vendors of: (A) the occurrence of any Unmatured Event of Default or



                                      48.

Event of Default; (B) any default or event of default under any contractual obligation of Purchaser or any Guarantor or any force majeure event which would be reasonably likely to have a Material Adverse Effect; (C) any litigation or proceeding affecting such Person which might have a Material Adverse Effect; (D) any change in the ownership of Parent or Purchaser or its Subsidiaries; and (E) any notice of termination of any of the Equipment Agreements. Each notice pursuant to this subsection shall be accompanied by a certificate of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Purchaser proposes to take with respect thereto;

                    (vi) As soon as available and in any event within forty five
(45) days of the end of each fiscal quarter of Purchaser, a list of all material assets and properties of Purchaser organized by category and specifying the original book value of such assets in form reasonably acceptable to Requisite Vendors for the accounting period then ended;

                    (vii) As soon as available and in any event within seven
(7) days prior to the submission for approval of the board of directors of Purchaser copies of any proposed revision, amendment, or modification to the Business Plan; and

                    (viii) Such other information respecting the condition or operation (financial or otherwise) of any Guarantor, Purchaser or any of their Subsidiaries as Administrative Agent and Vendors may from time to time reasonably request.

               (c) INSURANCE. With respect to Purchaser and its Subsidiaries, maintain insurance with responsible and reputable insurance companies and associations reasonably satisfactory to Vendors, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties, including, without limitation, general liability, hazard and business interruption coverages reasonably satisfactory to Vendors. All policies of insurance shall name Collateral Agent as an additional insured and loss payee and be endorsed so that if at any time should they be canceled, or coverage be reduced in a way which materially affects the interests of Secured Parties, such cancellation or reduction shall not be effective as to Secured Parties for thirty (30) days after receipt by Administrative Agent and Collateral Agent of written notice from such insurer of such cancellation or reduction.

               (d) TAXES AND OTHER INDEBTEDNESS. Promptly pay and discharge when due, and cause each Subsidiary to promptly pay and discharge when due, any and all Indebtedness (other than Permitted Indebtedness), Liens (other than Permitted Liens), charges, taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties prior to the date upon which penalties accrue thereon, and lawful claims which, if unpaid, are or might become a Lien (other than a Permitted Lien) or material charge upon its property or otherwise would be reasonably likely to have a Material Adverse Effect, except for items being contested in good faith where adequate reserves have been provided to satisfy such item if the contest is not successful. Without limiting the generality of the foregoing, Purchaser shall pay all custom duties, taxes and charges when due and shall not be entitled to agree upon a deferred payment of such duties, taxes and charges; provided, however, that Purchaser may incur and maintain deferred custom duty obligations so long as (i) such obligations are for the importation of equipment used in the business of Purchaser, (ii) the aggregate principal amount thereof does not exceed at any one time Ten Million Dollars



                                      49.

($10,000,000), and (iii) no such obligation may be rescheduled or refinanced with the holders of such obligations. Any charge which would affect the collateral shall be deemed to be material.

               (e) MAINTENANCE OF EXISTENCE; CONDUCT OF BUSINESS. Except as otherwise permitted by this Agreement, preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, its business substantially as contemplated in the Business Plan to be conducted, and all of its rights, licenses, privileges and franchises necessary or desirable in the normal conduct of said business. Purchaser shall, and shall cause each of its Subsidiaries to, conduct its business in an orderly, efficient and regular manner, keep its properties useful or necessary in its business in good working order and condition, and from time to time make all needed repairs, renewals and replacements thereto, so that the efficiency of its properties shall be usefully preserved. Each Purchaser and Guarantor shall, and shall cause each of its Subsidiaries to, comply with all applicable orders, writs, decrees and judgments, with its Estatutos Sociales or articles of incorporation and bylaws, and with the terms of all mortgages, indentures, leases, contracts and other agreements and instruments binding upon it or its property, except to the extent that the failure to comply with such mortgages, indentures, leases, contracts, agreements or instruments would not be reasonably likely to have a Material Adverse Effect.

               (f) FINANCIAL RECORDS, INSPECTION. Keep and maintain, and cause each of its Subsidiaries to keep and maintain, accurate books of record and account in accordance with GAAP consistently applied. On reasonable notice, which shall in no event need to be longer than five (5) Business Days, each Purchaser and Guarantor shall permit, and cause each Subsidiary to permit, Secured Parties or representatives thereof, during customary business hours and as often as Secured Parties may reasonably request, to inspect, audit and examine its books and records, to take extracts therefrom, to inspect its properties and assets and to discuss its affairs, finances and accounts with its principal officers and its independent public accountants.

               (g) CONSENTS, APPROVALS. From time to time obtain all appropriate governmental and third party consents, approvals and licenses in connection with the transactions contemplated by the Equipment Agreements and the Credit Documents and such consents, approvals and licenses shall remain in effect, including, without limitation, (i) any required consent of any Governmental Authorities to the assignment for security purposes of the License and all Other Licenses awarded to Purchaser or its Subsidiaries and the potential foreclosure by Secured Parties of such security interest and (ii) all required consents from Purchaser's or its Subsidiaries' contractual counterparties to the assignment to Collateral Agent or Vendors or their designees of revenue producing agreements or other material contracts.

               (h) MAINTENANCE OF LICENSES AND COMPLIANCE WITH PERSONAL COMMUNICATIONS SERVICES REGULATIONS AND RELATED AGREEMENTS.

                    (i) Take any and all action necessary to maintain the License and Other Licenses for those areas set forth in SCHEDULE 4.1(s) including, without limitation, payment of applicable Taxes;

                    (ii) Not, without the prior written consent of Secured Parties, sell, assign, transfer or partition the License or any Other Licenses, and if Secured Parties consent to such sale, assignment, transfer or partition, Purchaser and each Guarantor shall cause each



                                      50.

purchaser, assignee, transferee or partitionee to become a party to or otherwise specifically assume Purchaser's obligations under the Credit Documents to which it is a party;

                    (iii) Not take any action which would violate any Law relating to the License or any Other Licenses;

                    (iv) Not, without the prior written consent of Collateral Agent, Administrative Agent and Requisite Vendors, which consent shall not be unreasonably withheld, modify or amend the License or modify, amend or enter into any Other Licenses;

                    (v) Enter into all interconnection agreements, in form and substance satisfactory to Collateral Agent, required under or by the License, the Other Licenses, any Governmental Authority pursuant to its rules, regulations, orders or other pronouncements;

                    (vi) Not take any action which would violate any other agreement relating to the License or any Other Licenses; or

                    (viiI) Not, without the prior written consent of Secured Parties, pledge as collateral the License or any Other Licenses, nor subject the License or any Other Licenses to any claim, Lien, security interest or other encumbrance.

               (i) ENVIRONMENTAL CONDITION. Use its properties and assets in such a manner as to comply with all environmental protection statutes and shall not use its properties and assets, or allow its Subsidiaries to use their properties or assets for the disposal of, or to produce, store, handle, treat, release or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; each Purchaser, Guarantor and its Subsidiaries shall use their best efforts to ensure that (i) none of their properties or assets will be designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute and (ii) no Lien arising under any environmental protection statute will attach to any revenues or to any real or personal property owned by any Guarantor, Purchaser or any of its Subsidiaries.

               (j) SITE ACQUISITION.

                    (i) In connection with site acquisition or renewals thereof for the placement or installation of infrastructure equipment, enter into a Site Lease Agreement and Landlord's Waiver;

                    (ii) Concurrent with entering into any lease or renewal of real property in connection with the placement or installation infrastructure equipment, whether or not in the form of a Site Lease Agreement, deliver to Collateral Agent (A) a copy of such lease, (B) a duly executed Landlord's Waiver in form suitable for recordation, and (C) if the lessor of such real property is party to a lending arrangement with respect to such real property, a non-disturbance agreement, duly executed by the lessor's lender and in form suitable for recordation, and such other documentation satisfactory to Collateral Agent;

                    (iii) Notwithstanding anything to the contrary set forth elsewhere in this Agreement or in any Equipment Agreement, prior to any equipment being delivered to



                                      51.

Purchaser for placement or installation on any site acquired by Purchaser pursuant to the terms of a site lease or the advance of any Forbearances hereunder in relation to equipment to be delivered to such site, Collateral Agent shall have delivered to Purchaser written notice of its receipt of the appropriate Site Lease Agreement and Landlord's Waiver or Collateral Agent shall have, at the direction of Requisite Vendors, consented to such lease arrangement.

               (k) PROJECT ACCOUNTS. Purchaser and Parent shall ensure that Collateral Agent at all times enjoys a first priority perfected security interest in all Project Accounts.

               (l) CURRENT LINE OF BUSINESS. Purchaser shall conduct business only in its Current Line of Business.

               (m) SUBSIDIARIES. Notwithstanding SECTION 5.2(l), in the event that Purchaser acquires any Subsidiary, Purchaser shall (i) execute and deliver to Administrative Agent, for the benefit of Secured Parties, a Subsidiary Stock Pledge Agreement, together with the certificates representing the pledged shares and (ii) cause such Subsidiary to execute and deliver to Administrative Agent, for the benefit of Secured Parties, a Guaranty and Subsidiary Security Agreement. Administrative Agent shall have received evidence satisfactory to it of the registration of the security interest in the shareholders' registry of such Subsidiary.

               (n) NO SUBORDINATION. The Obligations of each Guarantor under the Guaranty and Purchaser under this Agreement or under any other contracts or instruments executed by Guarantors or Purchaser in connection therewith and herewith will at all times rank prior to all present and future unsecured Indebtedness of any Guarantor or Purchaser, as applicable.

               (o) SHAREHOLDERS' LETTERS. Purchaser and Parent shall cause all and each shareholder of Purchaser or Parent, as applicable, to enter into an agreement in form and substance satisfactory to Vendors waiving any rights the shareholder may have under any law with respect to any required annual distribution of profits as dividends or otherwise; provided, however, that such agreement shall not abrogate any rights expressly set forth herein.

               (p) LIST OF PURCHASER'S ASSETS. Purchaser shall take all necessary measures requested by Administrative Agent to perfect Vendor's security interest in all assets and properties reported by Purchaser each quarter in accordance with SECTION 5.1(b)(vi).

               (q) YEAR 2000 COMPLIANCE. Purchaser shall take such actions as are necessary or prudent to assure that any computer application that is material to its business will be Year 2000 compliant on a timely basis, except to the extent that such failure is not reasonably likely to result in a Material Adverse Effect. Purchaser shall promptly notify Administrative Agent in the event Purchaser discovers or determines that any computer application (including those of its material suppliers and vendors) that is material to its or any of the business will not be Year 2000 compliant on a timely basis, except to the extent that such failure is not reasonably likely to have a Material Adverse Effect.

               (r) COVENANT TO GIVE SECURITY. Upon the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, Purchaser shall, at Purchaser's expense: (i) within 15 day; after such request, duly execute and deliver to Collateral Agent mortgages, pledges, assignments, security agreement supplements, intellectual property



                                      52.

security agreement supplements and other security agreements, as specified by and in form and substance satisfactory to Collateral Agent, securing payment of all Obligations of Purchaser under the Credit Documents on all its properties,
(ii) within 30 days after such request, take whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in Collateral Agent (or any representative of the Collateral Agent) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.1 (r), enforceable against all third parties in accordance with their terms, and (iii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements.

               (s) PERFORMANCE OF CREDIT DOCUMENTS, ADDITIONAL EQUIPMENT DEFERRED PAYMENT AGREEMENT AND REIMBURSEMENT AGREEMENT. Perform and observe, and cause each of its Subsidiaries to perform and observe, in all material respects the terms and provisions of each Credit Document, the Additional Equipment Deferred Payment Agreement and the Reimbursement Agreement to be performed or observed by it, maintain each such Credit Document, the Additional Equipment Deferred Payment Agreement and the Reimbursement Agreement in full force and effect, and enforce such Related Document in accordance with its terms.

               (t) COMPLIANCE WITH TERMS OF LEASEHOLDS. Make all payments and otherwise perform in all respects its obligations in respect of all leases of real property to which the Purchaser or any Subsidiary is a party to, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such lease and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so; provided, however, that any failure to make payments, perform obligations, keep leases in full force and effect, permit a lapse or termination, or notify, shall not constitute a violation of this sentence if, with respect to all such leases, the termination of any individual lease or all such leases would not have a Material Adverse Effect.

               (u) OWNERSHIP OF PURCHASER. Except for one share owned by Michael Grasty Cousino, which shall be pledged to Collateral Agent, Parent shall at all times own one hundred percent (100%) of the Capital Stock, options, warrants and other similar rights of Purchaser on a fully diluted basis.

               (v) COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT. Upon the request of Purchaser and prior to the incurrence of any Eligible Secured Debt, the parties hereto agree to negotiate in good faith and enter in the Collateral Agency and Intercreditor Agreement, after which the collateral agent established under such agreement shall hold the collateral securing the Obligations as well as the indebtedness arising under such Eligible Secured Debt.



                                      53.

                  (w) FURTHER ASSURANCES. In addition to the obligations and documents which this Agreement expressly requires Purchaser or any Guarantor to execute, acknowledge, deliver and perform, Purchaser and each Guarantor shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Administrative Agent or Collateral Agent all documents, and take all actions, that may be reasonably requested by Secured Parties from time to time to confirm the rights created or now or hereafter intended to be created under the Credit Documents, to protect and further the validity, priority and enforceability of the Liens created under the Collateral Documents, to subject to the Liens created under the Collateral Documents any property intended by the terms of any Credit Document to be covered by the Collateral Documents, or otherwise to carry out the purposes of the Credit Documents and the transactions contemplated hereunder and thereunder.

         5.2 NEGATIVE COVENANTS. So long as any of the Obligations shall remain unpaid or unsatisfied or Purchaser shall have any other obligations to make payments to Administrative Agent or Vendors hereunder or Vendors shall have any commitment hereunder (whichever is later), Purchaser shall not, and shall not permit any Subsidiary to, and, only as to each Section of this SECTION 5.2 expressly applying to Guarantors, each Guarantor shall not, directly or indirectly, at any time, without the prior written consent of Requisite Vendors, which consent may, except where specified to the contrary herein, be withheld in each Vendor's sole and absolute discretion:

                  (a) ENCUMBRANCES, LIENS, ETC. Except for Liens in favor of Secured Parties, Permitted Liens and Liens disclosed on SCHEDULE 4.1(I), neither any Guarantor, Purchaser nor any of Purchaser's Subsidiaries shall create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, Lien, security interest, assignment, deposit arrangement or other preferential arrangement, charge or encumbrance (including, without limitation, any conditional sale or other title retention agreement or finance lease) of any nature, upon or with respect to any of the properties, now owned or hereafter acquired by Purchaser.

                  (b) INDEBTEDNESS. Neither any Guarantor, Purchaser nor any of Purchaser's Subsidiaries shall contract, create, incur, assume or suffer to exist any Indebtedness, except the following ("Permitted Indebtedness"):

                           (i) Indebtedness incurred pursuant to the Equipment
Agreements, Additional Equipment Deferred Payment Agreement and Reimbursement Agreement;

                           (ii) Capital Leases (exclusive of Capital Leases
arising as a result of the sale and leaseback of towers and sites) of Purchaser and Indebtedness of Purchaser incurred pursuant to purchase money mortgages or security interests permitted by SECTION 5.2(A), provided that the aggregate amount of all such Capitalized Leases entered into after the Effective Date plus the principal amount of all Indebtedness secured by such purchase money mortgages or security interests shall not exceed at any time outstanding the greater of (i) $15,000,000 or (ii) two percent (2%) of the sum of Total Debt and Contributed Capital at the time of incurrence thereof;

                           (iii) other Indebtedness outstanding prior to, and to
remain outstanding after, the Effective Date to the extent specified in SCHEDULE 4.1(O);





                                       54.

                           (iv) Contingent Obligations of Purchaser arising with
respect to customary indemnification obligations incurred in connection with permitted asset dispositions;

                           (v) unsecured Indebtedness of Purchaser taking the
form of a working capital revolving credit facility made by an independent third party, provided that (A) the principal amount of such Indebtedness does not at any time exceed $5,000,000 and has a maturity of at least one year, and (B) after the incurrence thereof the financial covenants set forth in SECTION 5.3 shall be satisfied on the last day of the fiscal quarter last ended for which financial statements have been delivered in accordance with SECTION 5.1(B), on a pro forma basis as if such unsecured Indebtedness and any other Indebtedness which was incurred since such last day was incurred and outstanding on such last day, and any Indebtedness which was paid after such last day was not outstanding on such last day;

                           (vi) Indebtedness incurred by Parent ("High Yield
Debt"), provided that (A) no principal installments of such High Yield Debt are scheduled to be due and payable (or are otherwise required to be paid) prior to one year after the Final Maturity Date, (B) such High Yield Debt is not subject to any Lien on any property or assets of Purchaser, (C) following the issuance of such High Yield Debt, the financial covenants set forth in SECTION 5.3 shall be satisfied as of the last day of the fiscal quarter last ended for which financial statements have been delivered in accordance with Section 5.1(B), on a pro-forma basis, giving effect to any Contributed Capital after the last day of such fiscal quarter, as if such High Yield Debt and any other Indebtedness which was incurred since such last day were issued and outstanding on such last day, and any Indebtedness which was paid after such last day was not outstanding on such last day, (D) such High Yield Debt is not guaranteed by Purchaser or any Guarantor, (E) the initial cash interest payments required under such High Yield Debt do not precede the first Interest Payment Date for Forbearances which are not capitalized hereunder, and (F) such proceeds of High Yield Debt are immediately contributed to Purchaser;

                           (vii) Unsecured Indebtedness incurred in connection
with the financing of wireless telecommunication handsets, subject to the restrictions contained in SECTION 5.2(A);

                           (viii) Contingent Obligations not otherwise permitted
under this Section 5.2(B) to the extent not exceeding in the aggregate at any time outstanding $5,000,000;

                           (ix) Eligible Secured Debt, provided that (A) Other
Senior Indebtedness shall require prior written consent of Requisite Vendors, which consent shall not be unreasonably withheld, and (B) after any nonrecourse assignment of Forbearances by QUALCOMM in an amount not less than the lesser of Twenty Million Dollars ($20,000,000) or the entire amount of the Forbearances then outstanding, Other Vendor Indebtedness shall require the prior written consent of Requisite Vendors (exclusive of QUALCOMM and its Affiliates), which consent shall not be unreasonably withheld;

                           (x) Sponsor Subordinated Indebtedness and Third Party
Subordinated Indebtedness; and

                           (xi) Other unsecured Indebtedness of a type not
described above in the aggregate at any one time not exceeding One Hundred Thousand Dollars ($100,000.00).





                                       55.

                  (c) CONSOLIDATION/MERGER/CHANGE OF CONTROL, MANAGEMENT OR OWNERSHIP. Except with the consent of all Vendors, which consent shall not be unreasonably withheld, neither any Guarantor, Purchaser nor any of Purchaser's Subsidiaries shall consolidate with or merge into any other Person or permit any other Person to merge into it or permit a Change of Control to occur, or enter into any agreement to do any of the foregoing.

                  (d) DISPOSITION OF ASSETS. Neither any Guarantor, Purchaser nor any of Purchaser's Subsidiaries shall (i) cause or allow to occur an Asset Sale (ii) sell, transfer, lease or otherwise dispose of any assets or rights to its Subsidiaries, or (iii) permit any assets that are used or useful in the business of Purchaser or exploitation of the License to be owned or in the possession of Parent or any other Affiliates of Purchaser.

                  (e) INVESTMENTS. Neither any Guarantor, Purchaser nor any of Purchaser's Subsidiaries shall make or permit to remain outstanding any Investment other than (i) Investment Grade Instruments and (ii) loans and advances to employees for business expenses, relocation, medical purposes and other purposes in the ordinary course of business, in the aggregate not to exceed One Hundred Thousand Dollars ($100,000) at any time outstanding.

                  (f) CAPITAL EXPENDITURES. Neither any Guarantor, Purchaser nor any of Purchaser's Subsidiaries shall incur or make Capital Expenditures in any fiscal year (i) in an aggregate amount in excess of the amount permitted under
SECTION 5.3(H) hereof or (ii) if the incurrence of such Capital Expenditure would otherwise result in or cause an Event of Default or an Unmatured Event of Default.

                  (g) LIMITATION ON PREPAYMENTS. Neither any Guarantor, Purchaser nor any of Purchaser's Subsidiaries shall make or commit to make any prepayment, sinking fund payments (or payments in the nature thereof) or redemptions of any Indebtedness, including the Leap Loans, except (i) prepayments of any amounts payable hereunder and permitted to be paid hereby; and (ii) prepayments of trade debt made within forty-five (45) days of the date such payment is otherwise to be made.

                  (h) TRANSACTIONS WITH AFFILIATES. Neither any Guarantor, Purchaser nor any of Purchaser's Subsidiaries shall enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course, and pursuant to the reasonable requirements, of its business or upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

                  (i) DIVIDENDS; DISTRIBUTIONS; INTEREST ON THIRD PARTY SUBORDINATED INDEBTEDNESS, SPONSOR SUBORDINATED INDEBTEDNESS. Neither any Guarantor, Purchaser nor any of Purchaser's Subsidiaries shall declare or pay cash dividends upon any of its stock or distribute any of its property or redeem, retire, purchase or acquire, directly or indirectly, any of its Capital Stock, or make any change in its capital structure or make any payments of interest on the Third Party Subordinated Indebtedness and Sponsor Subordinated Indebtedness, including the Leap Loans; provided, however, that (i) Purchaser may receive dividends or other distributions made by a Subsidiary of Purchaser to Purchaser and (ii) Parent may receive dividends in the amount necessary and to the extent such amount is actually used to pay interest only under the High Yield Debt.





                                       56.

                  (j) LIMITATION ON MODIFICATIONS. Purchaser will not issue any additional Capital Stock. During any period fiscal quarter following a fiscal quarter during which Purchaser's EBITDA shall have been negative and, except with respect to Parent's issuance of new Capital Stock or debt otherwise permitted hereunder, on terms reasonably acceptable to the Requisite Vendors, neither any Guarantor, Purchaser nor any of Purchaser's Subsidiaries shall amend, modify or change any of its (i) organizational documents in a way that may have the effect of altering its capital structure or increasing its liabilities; (ii) indentures or agreements pertaining to other Indebtedness or preferred stock of Purchaser or any Guarantor; (iii) site leases approved by Collateral Agent; or (iv) other material agreement of Purchaser or any Guarantor, the absence of which would have a Material Adverse Effect on Purchaser or any Guarantor, or change its fiscal year or change its name, or enter into any new lines of business which would materially alter the nature of the business of Purchaser or Purchaser and Guarantors taken as a whole.

                  (k) COMPLIANCE. Neither any Guarantor, Purchaser nor any of Purchaser's Subsidiaries shall become an "investment company" or a Person controlled by an "investment company", within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Forbearance for such purpose or violate any law or regulation, in each case which violation would be reasonably likely to have a Material Adverse Effect.

                  (l) NO SUBSIDIARIES. Create or permit to exist any Subsidiaries of Purchaser.

                  (m) ACCOUNTING CHANGES. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by generally accepted accounting principles, this Agreement or applicable law, or (ii) fiscal year.

                  (n) PARTNERSHIPS, ETC. Neither any Guarantor, Purchaser nor any of Purchaser's Subsidiaries shall become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so.

         5.3 FINANCIAL COVENANTS OF PURCHASER. From and after the Effective Date and so long as any of the Obligations shall remain unpaid or unsatisfied or Purchaser shall have any other obligation to make payments to Administrative Agent or Vendors hereunder or any Vendor shall have any commitment hereunder, Parent and Purchaser shall not, with respect to Parent, Purchaser and Purchaser's Subsidiaries on a consolidated basis, without the written consent of Requisite Vendors, which consent may be withheld in each Vendor's sole and absolute discretion:

                  (a) NET DEBT TO TOTAL CAPITALIZATION. Until the Total Debt to EBITDA Threshold is achieved, as of any day, permit the ratio of Net Debt to Total Capitalization to exceed 0.65:1.00.

                  (b) SENIOR DEBT TO TOTAL CAPITALIZATION. Until the Total Debt to EBITDA Threshold is achieved, as of any day, permit the ratio of Senior Debt to Total Capitalization of Purchaser and its consolidated Subsidiaries to exceed 0.55:1.00.





                                       57.

                  (c) MINIMUM REVENUES. As of the last day of each fiscal quarter set forth below, permit gross revenues for the four (4) fiscal quarters then ending to be less than the amounts set forth below with respect to the indicated fiscal quarter:

       FISCAL QUARTER ENDING                         AMOUNT
       ---------------------                         ------
March 31, 2000                                     $21,200,000
June 30, 2000                                      $27,400,000
September 30, 2000                                 $34,100,000
December 31, 2000                                  $42,100,000
March 31, 2001                                     $51,000,000
June 30, 2001                                      $60,500,000
September 30, 2001                                 $70,000,000
December 31, 2001                                  $79,500,000


                  (d) MINIMUM EBITDA. As of the last day of each fiscal quarter and year as set forth below, permit EBITDA for the most recently completed four
(4) fiscal quarters to be less than the amounts set forth below for the respective fiscal quarters and years:


       FISCAL QUARTER ENDING                         AMOUNT
       ---------------------                         ------
March 31, 2002                                     $1,000,000
June 30, 2002                                      $9,900,000
September 30, 2002                                 $17,200,000
December 31, 2002                                  $24,600,000

       FISCAL QUARTER ENDING                         AMOUNT
       ---------------------                         ------
December 31, 2002                                  $24,600,000
December 31, 2003                                  $51,800,000
December 31, 2004                                  $75,800,000
December 31, 2005                                  $95,400,000
After December 31, 2005                            $95,400,000

                  (e) TOTAL DEBT TO EBITDA. As of the last day of each fiscal quarter and year set forth below, permit the ratio of Total Debt to EBITDA for the most recently completed four (4) fiscal quarters to be negative nor to exceed the ratio set forth opposite such period:



                                      58.

     FISCAL QUARTER ENDING                           RATIO
     ---------------------                           -----
September 30, 2002                                 18.0 to 1.0
December 31, 2002                                  12.0 to 1.0
March 31, 2003                                     8.0 to 1.0
June 30, 2003                                      6.0 to 1.0

     FISCAL QUARTER ENDING                           RATIO
     ---------------------                           -----
December 31, 2003                                  5.5 to 1.0
December 31, 2004                                  4.0 to 1.0
December 31, 2005                                  4.0 to 1.0
After December 31, 2005                            4.0 to 1.0


                  (f) EBITDA TO CASH INTEREST EXPENSE. As of the last day of each fiscal quarter and year set forth below, permit the ratio of EBITDA to Cash Interest Expense for the most recently completed four (4) fiscal quarters to be less than the ratio set forth opposite such period:

     FISCAL QUARTER ENDING                               RATIO
     ---------------------                               -----
March 31, 2002                                     Greater than 0.01
June 30, 2002                                         0.40 to 1.0
September 30, 2002                                     0.8 to 1.0
December 31, 2002                                     1.10 to 1.0

     FISCAL QUARTER ENDING                           RATIO
     ---------------------                           -----
December 31, 2003                                  2.0 to 1.0
December 31, 2004                                  2.0 to 1.0
After December 31, 2004                            2.0 to 1.0


                  (g) PRO FORMA REQUIRED DEBT SERVICE. As of the last day of each fiscal quarter or year, permit the ratio of EBITDA for the most recently completed four (4) fiscal quarters to Pro Forma Required Debt Service to be less than the ratio set forth opposite such period:





                                      59.

     FISCAL QUARTER ENDING                           RATIO
     ---------------------                           -----
March 31, 2002                                     0.15 to 1.0
June 30, 2002                                      0.35 to 1.0
September 30, 2002                                 0.50 to 1.0
December 31, 2002                                  0.65 to 1.0

     FISCAL YEAR ENDING                              RATIO
     ------------------                              -----
December 31, 2003                                  0.65 to 1.0
December 31, 2004                                  0.8 to 1.0
December 31, 2005                                  0.9 to 1.0
After December 31, 2005                            1.0 to 1.0


                  (h) CAPITAL EXPENDITURES. As of the last day of each fiscal year set forth below, permit the Capital Expenditures for the most recently completed four (4) fiscal quarters to be more than the amount set forth opposite such period:

      FISCAL YEAR ENDING                             AMOUNT
      ------------------                             ------
December 31, 1999                                  $85,000,000
December 31, 2000                                  $52,000,000
December 31, 2001                                  $37,000,000
December 31, 2002                                  $31,000,000
December 31, 2003                                  $28,000,000
December 31, 2004                                  $26,000,000
December 31, 2005                                  $23,000,000
December 31, 2006                                  $21,000,000


                  (i) WIRELESS SUBSCRIBERS. As of the following dates maintain Wireless Subscribers of not less than the number opposite such date:

       QUARTER ENDING                               NUMBER
       --------------                               ------
March 30, 2000                                      71,500
June 30, 2000                                       92,000


                                      60.

       QUARTER ENDING                               NUMBER
       --------------                               ------
September 30, 2000                                  112,500
December 30, 2000                                   133,000
March 31, 2001                                      152,500
June 30, 2001                                       172,000
September 30, 2001                                  191,500
December 31, 2001                                   211,000

       FISCAL YEAR ENDING                           NUMBER
       ------------------                           ------
December 31, 2002                                   285,000
December 31, 2003                                   357,000
December 31, 2004                                   420,000
December 31, 2005                                   474,000
After December 31, 2005                             474,000

SECTION 6. EVENTS OF DEFAULT.

         6.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default:

                  (a) A failure by Purchaser to pay (whether by scheduled maturity, required prepayment, by acceleration or otherwise) the following amounts (i) any principal of any Forbearance when due, or (ii) any interest on any Forbearance, any other amounts owing hereunder or under any other Credit Document or any other amounts constituting Obligations within five (5) days after such interest or other amounts first becomes due; or

                  (b) Any representation or warranty made by Purchaser or any Guarantor (or any of their officers), under or in connection with this Agreement or any other Credit Document shall prove to have been incorrect in any material respect when made or deemed made; or

                  (c) Purchaser, any Subsidiary of Purchaser or any Guarantor shall fail to perform or observe any other term, covenant or agreement on its part to be performed or observed and contained in this Agreement or any other Credit Document and such failure shall not have been remedied within thirty (30) days after the date on which written notice thereof shall have been received by Purchaser from Administrative Agent (provided, however, that the breach of SECTIONS 5.1(C), (H) (N) (O) and (P), and SECTIONS 5.2, 5.3 and 5.4 hereof shall, immediately upon any such breach, constitute an Event of Default); or





                                      61.

                  (d) Purchaser, any of its material Subsidiaries or any Guarantor shall fail to pay any of their Material Indebtedness (excluding Indebtedness incurred under this Agreement) or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or any other default under any agreement or instrument relating to any such Material Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or prepayments required by the terms of such Indebtedness upon a sale of assets) prior to the stated maturity thereof. As used in this SECTION 6.1, "Material Indebtedness" shall mean (i) during any fiscal quarter of Purchaser following a fiscal quarter during which Purchaser's EBITDA was less than zero
(0), any Indebtedness with a principal amount in excess of One Million Dollars ($1,000,000) and (ii) in all other cases, any Indebtedness with a principal amount in excess of Five Million Dollars ($5,000,000); provided, however, that if an Event of Default does not exist but would exist under this SECTION 6.1(D) if the threshold set forth in clause (ii) of this sentence were applicable, then an Event of Default shall arise on the last day of the first fiscal quarter during which Purchaser's EBITDA was less than zero (0) and such failure or condition which would give rise to such Event of Default is continuing;

                  (e) Purchaser, any Guarantor or any of their Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

                  (f) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Purchaser, any Guarantor or any of their Subsidiaries or of all or a substantial part of any of their respective property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Purchaser, any Guarantor or any of their Subsidiaries, under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty five (45) days of commencement; or

                  (g) There occurs, in relation to Purchaser, any Guarantor or any of their Subsidiaries, in any country or territory in which they carry on business or to the jurisdiction of whose courts any part of their assets are subject, any event which in that country or territory corresponds with, or has an effect equivalent or similar to, any of those mentioned in SECTION 6.1(E) or
SECTION 6.1(F) (subject to the cure period stated therein); or





                                      62.

                  (h) Purchaser, any of its Subsidiaries or any Guarantor shall fail to pay and discharge any judgment or order, or levy of any attachment, execution or other process against its assets and such judgment, order, levy or other process shall remain undischarged, unvacated, unbonded or unstayed for a period of forty five (45) days or in any event five (5) days prior to the time of any proposed sale under any such judgment or levy; or

                  (i) If any of the Equipment Agreements or the Other Project Documents, including, without limitation, the Security Agreements, shall for any reason be unenforceable or cease to be in full force and effect or shall cease to give Secured Parties the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a first priority perfected security interest in, and Lien on, all of the collateral subject thereto) in favor of Secured Parties, superior to and prior to the rights of all third Persons and subject to no other Liens (except to the extent expressly permitted herein or therein), or any Guarantor, Purchaser or any of their Subsidiaries shall fail to perform or observe any term, covenant, condition, agreement or obligation on its part to be performed or observed pursuant thereto or any Guarantor, Purchaser or any of their Subsidiaries party to any of such foregoing documents shall deny or disaffirm such Person's obligations thereunder; or

                  (j) Purchaser shall abandon the development, ownership or operation of the Project or shall suspend all or part of its business operations material to the conduct of Purchaser's business, which abandonment and suspension shall be material to the operation of the System as a whole; or

                  (k) There shall have occurred any act or series of acts attributable to a Governmental Authority which (i) has the effect of depriving Vendors of any rights (the loss of which would not be de minimis) as creditors in respect of this Agreement or any other Credit Document, or (ii) attempts to condemn, confiscate, seize, nationalize or expropriate the ownership or control of all or any substantial part of the assets of Purchaser or any Governmental Authority shall require a material modification or revocation of the License or Other Licenses, and which condemnation, confiscation, seizure, nationalization or expropriation shall be material to the operation of the System as a whole; or

                  (l) Any law, order, decree or regulation shall impose any restriction on (i) the lawful transfer of Dollars by Purchaser from the Republic of Chile to Administrative Agent (and from Administrative Agent to any other Person or locale whether within or outside of the Republic of Chile), (ii) the conversion of (A) Dollars to Pesos or (B) Pesos to Dollars, or (iii) the purchase of Dollars in the formal foreign exchange market of the Republic of Chile to pay the Forbearances, which restriction might have an adverse effect on the ability of Purchaser to pay the Forbearances as scheduled or upon an acceleration after an Event of Default; or

                  (m) An event shall have occurred which would be reasonably likely to result in a Material Adverse Effect.

         6.2 REMEDIES. Immediately and without notice upon the occurrence of an Event of Default specified in SECTION 6.1(E), 6.1(F) or 6.1(G) of this Agreement, or, at the option of Requisite Vendors, upon the occurrence of any other Event of Default, (a) all amounts and obligations owed to Administrative Agent, Collateral Agent and Vendors pursuant to this Agreement, the Notes, Pagares and the other Credit Documents shall immediately become due



                                      63.

and payable (including without limitation any unpaid Commitment Fee); (b) the obligation of Vendors to make any Forbearance under this Agreement or the other Credit Documents and all commitments hereunder shall be terminated, all without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and (c) without the expiration of any other period of grace, Administrative Agent, Collateral Agent or any Vendor may immediately enforce payment of the amounts owed it hereunder and exercise any and all other rights and remedies granted to it by this Agreement or any of the other Credit Documents or at law, in equity or otherwise.

         6.3 UNMATURED EVENTS OF DEFAULT. Upon the occurrence of any Unmatured Event of Default, the obligation of Vendors to make any Forbearances under this Agreement or the other Credit Documents shall be suspended until such event is either waived by Requisite Vendors or, to the extent allowed hereunder, cured.

SECTION 7. ADMINISTRATIVE AGENT.

         7.1 APPOINTMENT of QUALCOMM INCORPORATED as ADMINISTRATIVE AGENT. Vendors hereby designate and appoint QUALCOMM Incorporated as Administrative Agent to act in an administrative function as specified under this Agreement and the other Credit Documents and irrevocably authorizes Administrative Agent to take such actions on its behalf under and subject to the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such other powers, in the judgment of Administrative Agent, as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Credit Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Vendor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against Administrative Agent.

         7.2 RIGHTS AND POWERS AS VENDOR. The bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Vendor as any other Vendor and may exercise the same as though it were not Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Purchaser or any Subsidiary or other Affiliate of any such Person and any Person who may do business with or own securities of Purchaser or any such Subsidiary or Affiliate, all as if such bank were not Administrative Agent and without any duty to account therefor to the Vendors or any other Person.

         7.3 DELEGATION OF DUTIES BY ADMINISTRATIVE AGENT. Administrative Agent may execute any of its duties under this Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

         7.4 LIABILITY OF ADMINISTRATIVE AGENT. None of Administrative Agent-Related Persons (defined below) shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its




                                      64.

own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Vendors for any recital, statement, representation or warranty made by Purchaser or any Affiliate of Purchaser, or any officer thereof, contained in this Agreement or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, or for the value of any Collateral or the validity, priority, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document, or for any failure of Purchaser or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Vendor to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the Properties, books or records of Purchaser or any of Purchaser's Affiliates. "Administrative Agent-Related Persons" shall mean Administrative Agent and any successor Administrative Agent, together with their respective Affiliates, and the employees, agents and attorneys-in-fact of such persons.

         7.5  RELIANCE BY ADMINISTRATIVE AGENT.

                  (a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Purchaser), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of Requisite Vendors as it deems appropriate and indemnification for all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, provided, however, that Administrative Agent shall be justified in refusing to take action if such action is in violation of law or the terms of this Agreement or any other Credit Document, based on the advise of Administrative Agent's legal counsel. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of Requisite Vendors and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Vendors.

                  (b) For purposes of determining compliance with the conditions precedent specified in SECTION 3, each Vendor that has executed this Agreement or shall hereafter execute and deliver an Assignment and Acceptance in accordance with SECTION 9.7 shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by Administrative Agent to such Vendor for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Vendor, unless an officer of Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received notice from such Vendor prior to the initial borrowing specifying its objection thereto and either such objection shall not have been withdrawn by notice to Administrative Agent to that effect or such Vendor shall not have made available to Administrative Agent its ratable portion of such borrowing





                                      65.

         7.6 NOTICE OF DEFAULT. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent on behalf and for the benefit of Vendors, unless Administrative Agent shall have received written notice from a Vendor or Purchaser referring to this Agreement, describing such Event of Default and stating that such notice is a "notice of default." In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to each Vendor. Administrative Agent shall take such action with respect to such Event of Default as shall be requested by Requisite Vendors in accordance with SECTION 6; provided, however, that unless and until Administrative Agent shall have received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem in the best interest of Vendors.

         7.7 NON-RELIANCE BY VENDORS. Each Vendor expressly acknowledges that none of Administrative Agent-Related Persons has made any representation or warranty to it and that no act by Administrative Agent hereafter taken, including any review of the affairs of Purchaser or Guarantors, shall be deemed to constitute any representation or warranty by Administrative Agent to such Vendor. Each Vendor confirms to Administrative Agent that it has not relied, and will not rely hereafter, on Administrative Agent to check or inquire on such Vendor's behalf into the adequacy, accuracy or completeness of any information provided by Purchaser or Guarantors or any other Person under or in connection with the Credit Documents or the transactions herein contemplated (whether or not the information has been or is hereafter distributed to such Vendor by Administrative Agent). Each Vendor represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of Purchaser or Guarantors, and all applicable regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and the other Credit Documents and extend credit to Purchaser under and pursuant to this Agreement. Each Vendor also represents that it will, independently and without reliance upon Administrative Agent and based on such documents and appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Purchaser or Guarantors. Except for notices, reports and other documents expressly herein required to be furnished to Vendors by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide to any Vendor any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Purchaser or Guarantors which may come into the possession of any Administrative Agent-Related Persons. Administrative Agent shall not be responsible to any Vendor for the execution, effectiveness, priority, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement the Credit Documents or for any representations or warranties, recitals or statements made herein or therein or made in any written or oral statements, or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made available by Administrative Agent to Vendors or by or on behalf of Purchaser or Guarantors to Administrative Agent or any Vendor in connection with the Credit Documents or the transactions contemplated thereby or for the financial condition or business affairs of Purchaser or Guarantors or any Person liable for payment of the Obligations, nor shall Administrative Agent be required to ascertain or inquire as



                                      66.

to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of proceeds of the Forbearances or as to the existence or possible existence of any Event of Default.

         7.8 INDEMNIFICATION. Whether or not the transactions contemplated hereby are consummated, Vendors shall indemnify upon demand Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of Purchaser and without limiting the obligation of Purchaser to do so) ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Forbearances or the termination or the resignation of the related Administrative Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any of the other Credit Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Vendor shall be liable for the payment to Administrative Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Vendor shall reimburse Administrative Agent upon demand for its ratable share of any costs or other out-of-pocket expenses (including reasonable attorneys' expenses and disbursements) incurred by Administrative Agent in connection with the preparation, execution, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document to the extent that Administrative Agent has not previously been reimbursed for such expenses by or on behalf of Purchaser. Without limiting the generality of the foregoing, if any tax authority or the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Vendor (because the appropriate form was not delivered, was not properly executed, or because such Vendor failed to notify Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Vendor shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this SECTION 7.8, together with all costs and expenses (including reasonable attorneys' expenses and disbursements). The obligations of Vendors in this SECTION 7.8 shall survive the repayment of all Obligations and the termination of the Credit Documents.

         7.9 SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may, and at the request of Requisite Vendors shall, resign as Administrative Agent upon 30 days' notice to Vendors. If Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then Requisite Vendors shall appoint a successor Administrative Agent; provided, however, that such successor shall also be an Eligible Assignee. If no successor Administrative Agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Vendors and Purchaser, a successor Administrative Agent from among Vendors. Upon the acceptance of its appointment as successor Administrative Agent hereunder and under the other Credit Documents, such successor Administrative Agent shall succeed to the rights, powers and duties of Administrative Agent, the term "Administrative Agent" shall mean such successor Administrative Agent effective upon its appointment, and the former Administrative Agent's appointment, rights,



                                      67.
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powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this SECTION 7 and SECTIONS 9.4 and 9.15 shall continue to inure to its benefit as to actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

SECTION 8. COLLATERAL AGENT.

         8.1 APPOINTMENT OF QUALCOMM INCORPORATED AS COLLATERAL AGENT. Vendors hereby designate and appoint QUALCOMM Incorporated as Collateral Agent to act as specified under this Agreement and the other Credit Documents, including, without limitation, holding all possessory Collateral. Each Vendor hereby irrevocably authorizes, and each holder of a Note and Pagare by the acceptance of such Note and Pagare shall be deemed to have authorized, Collateral Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to Collateral Agent by the terms of this Agreement or any other Credit Document, together with such other powers as are reasonably incidental hereto and thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Credit Document, Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Vendor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against Collateral Agent.

         8.2 DELEGATION OF DUTIES BY COLLATERAL AGENT. Collateral Agent may execute any of its duties under this Agreement or any of the Credit Documents by or through agents, employees or attorneys-in-fact, including, without limitation, any local agent appointed by Collateral Agent in relation to registering the security interest of Secured Parties under any of the Collateral Documents, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact, including, without limitation, any such local agent, that it selects with reasonable care.

         8.3 LIABILITY OF COLLATERAL AGENT. None of Collateral Agent-Related Persons (as defined below) shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document. No Collateral Agent-Related Person shall be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of Purchaser. "Collateral Agent-Related Persons" shall mean Collateral Agent and any successor Collateral Agent, together with their respective Affiliates, and the employees, agents and attorneys-in-fact of such persons.

         8.4 RELIANCE BY COLLATERAL AGENT. Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by



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the proper Person or Persons, and upon advice and statements of legal counsel
(including counsel to Purchaser), independent accountants and other experts selected by Collateral Agent.

         8.5 NON-RELIANCE BY VENDORS. Each Vendor expressly acknowledges that none of Collateral Agent-Related Persons has made any representation or warranty to it and that no act by Collateral Agent hereafter taken shall be deemed to constitute any representation or warranty by Collateral Agent to such Vendor. Collateral Agent shall not have any duty or responsibility to provide to any Vendor any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Purchaser or Guarantor which may come into the possession of any Collateral Agent-Related Persons. Collateral Agent shall not be responsible to any Vendor for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or for any representations or warranties, recitals or statements made herein or made in any written or oral statements, or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Collateral Agent to Vendors or by or on behalf of Purchaser or Guarantors to Collateral Agent or any Vendor in connection with the Credit Documents or the transactions contemplated thereby or for the financial condition or business affairs of Purchaser or Guarantors or any Person liable for payment of the Obligations, nor shall Collateral Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of proceeds of the Forbearances or as to the existence or possible existence of any Event of Default or Unmatured Event of Default.

         8.6 INDEMNIFICATION. Whether or not the transactions contemplated hereby are consummated, Vendors shall indemnify upon demand Collateral Agent-Related Persons (to the extent not reimbursed by or on behalf of Purchaser and without limiting the obligation of Purchaser to do so) ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Forbearances or the termination or the resignation of the related Collateral Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any of the other Credit Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Vendor shall be liable for the payment to Collateral Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Vendor shall reimburse Collateral Agent upon demand for its ratable share of any costs or other out-of-pocket expenses (including reasonable attorneys' expenses and disbursements) incurred by Collateral Agent in connection with the preparation, execution, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document to the extent that Collateral Agent has not previously been reimbursed for such expenses by or on behalf of Purchaser. The obligations of Vendors in this SECTION 8.6 shall survive the repayment of all Obligations.

         8.7 SUCCESSOR COLLATERAL AGENT. Collateral Agent may resign as Collateral Agent upon sixty (60) days' notice to Vendors. If Collateral Agent shall resign as Collateral Agent




                                      69.

under this Agreement and the other Credit Documents, then Requisite Vendors shall appoint a successor Collateral Agent; provided, however, that such successor shall also be an Eligible Assignee. No resignation shall be effective until acceptance of the appointment of a successor Collateral Agent. Such successor collateral agent shall succeed to the rights, powers and duties of Collateral Agent, and the term "Collateral Agent" shall mean such successor collateral agent effective upon its appointment, and the former Collateral Agent's rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Notes or Pagares. After any retiring Collateral Agent's resignation as Collateral Agent, the provisions of this SECTION 8 shall inure to its benefit as to actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Credit Documents.

SECTION 9. MISCELLANEOUS.

         9.1 AMENDMENTS. No amendment or waiver of any provision of this Agreement or any of the other Credit Documents, nor consent to any departure by Purchaser therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Vendors and acknowledged by Administrative Agent and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment or waiver or consent shall, unless in writing and signed by all Vendors (other than any Vendor which is in default of its obligations hereunder) and Purchaser and acknowledged by the Administrative Agent, do any of the following:

                  (a) postpone or delay any date fixed by this Agreement or any other Credit Document for any payment or prepayment of amounts due to Vendors, or any of them, hereunder or under any other Credit Document;

                  (b) reduce the amount of any amounts payable to Vendors, or any of them, hereunder or under any other Credit Document;

                  (c) change the percentage of the Aggregate Commitment or the aggregate unpaid principal amount of the Forbearances, which is required for Vendors to take any action hereunder;

                  (d) release all or any substantial part of the collateral granted or pledged under any of the Collateral Documents, except as otherwise may be provided in the Collateral Documents;

                  (e) amend, terminate or release the Guaranty; or

                  (f) amend this SECTION 9.1 or any provision herein expressly providing for consent or other action by all Vendors;

provided further, that no amendment or waiver shall, unless in writing and signed by Administrative Agent and Collateral Agent in addition to Requisite Vendors or all Vendors, affect the rights or duties of Administrative Agent and Collateral Agent under this Agreement or any other Credit Document.





                                      70.

         9.2 NOTICES, ETC. Except as to those notices and other communications which are expressly authorized to be sent telephonically, all notices and other communications provided for hereunder shall be in writing (including facsimile communication) and sent by overnight courier service, telecopied or delivered, and addressed to Purchaser, Administrative Agent, Collateral Agent or any Vendor at the address set forth on the signature page hereto, or at such other address as it may, by written notice received by the other parties to this Agreement, have designated as its address for such purposes. Administrative Agent, Collateral Agent, any Vendor or the holder of the Notes and Pagares giving any waiver, consent or notice to, or making any request upon, Purchaser hereunder shall promptly notify the other parties to this Agreement at the addresses set forth as the address of each Person on the signature pages of this Agreement or at such other address as shall be designated by any party in a written notice to the other parties hereto.

         The address for notices for Persons which subsequently become Vendors hereunder shall be as noted in the assignment and acceptance documentation to which such Person becomes a party. Except as set forth below, all such notices and communications shall, when mailed by overnight courier service or telecopied, be effective, if deposited with the overnight courier service, two
(2) Business Days after deposit therewith, or if telecopied, upon being telecopied, with receipt telephonically confirmed by sender, respectively, addressed as aforesaid; provided, however, that notices to Vendors or Administrative Agent pursuant to the provisions of SECTION 2 of this Agreement shall not be effective, as of a given Business Day, unless actually received by Vendors or Administrative Agent or both, as applicable, prior to 1:00 p.m. New York time, on said Business Day. Notices given to Vendors or Administrative Agent pursuant to the provisions of SECTION 2 of this Agreement which are received after 1:00 p.m. New York time on a Business Day shall be considered effective as of the next succeeding Business Day. Each of such notices specified in SECTION 2 of this Agreement shall be given by telephone, facsimile or delivery of such notice. Neither Vendors nor Administrative Agent shall incur any liability to Purchaser in acting upon any telephone or facsimile notice referred to in SECTION 2 of this Agreement which Vendors or Administrative Agent believe in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Purchaser. Each such telephonic or facsimile notice shall be irrevocable and binding on Purchaser.

         9.3 NO WAIVER; REMEDIES. No failure on the part of Administrative Agent, Collateral Agent and Vendors to exercise, and no delay in exercising, any right under any Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Credit Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Credit Documents are cumulative and not exclusive of any remedies provided by law.

         9.4 COSTS, EXPENSES AND TAXES. Purchaser agrees to pay Administrative Agent or Vendors, as the case may be, on demand, whether or not any Forbearance is made hereunder, (a) all reasonable fees, costs and expenses incurred by Administrative Agent, Collateral Agent or Vendors in connection with the negotiation, preparation, execution, delivery and consummation of, and the making of the initial Forbearances under, this Agreement and the other Credit Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Administrative Agent, Collateral Agent and Vendors with respect thereto and appraisal fees; provided, however that any out of pocket expenses exceeding Ten Thousand Dollars ($10,000) shall be pre-approved by Purchaser; (b) all reasonable fees and expenses,



                                       71.

including attorneys' fees, incurred by Administrative Agent, Collateral Agent and Vendors in connection with the negotiation of and/or the preparation of amendments to and waivers under the Credit Documents; (c) all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), incurred by Administrative Agent, Collateral Agent and Vendors in connection with the enforcement and administration of the Credit Documents and the other documents to be delivered under the Credit Documents; and (d) any and all recording and filing fees and any present and future stamp, excise and other similar taxes with respect to the foregoing matters, and Purchaser agrees to indemnify and hold Administrative Agent, Collateral Agent and Vendors harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay Vendors any such taxes. As used herein, "attorneys' fees" shall include, without limitation, allocable costs of Administrative Agent's, Collateral Agent's and Vendors' in-house legal counsel and staff.

         9.5 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent, Collateral Agent and Vendors are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Vendors to or for the credit or the account of Purchaser or Guarantors against any and all of the obligations of Purchaser or Guarantors now or hereafter existing under any Credit Document, irrespective of whether or not Administrative Agent, Collateral Agent or Vendors shall have made any demand under such Credit Document and although such obligations may be unmatured. Vendors agree promptly to notify Purchaser or Guarantors, as the case may be, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Vendors under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Vendors may have.

         9.6 RATABLE SHARING. Vendors hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Forbearances made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under bankruptcy laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Vendor hereunder or under the other Credit Documents (collectively, the "Aggregate Amounts Due" to such Vendor) which is greater than the proportion received by any other Vendor in respect of the Aggregate Amounts Due to such other Vendor, then the Vendor receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Vendor of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from cash seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Vendors so that all such recoveries of Aggregate Amounts Due shall be shared by all Vendors in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Vendor is thereafter recovered from such Vendor upon the bankruptcy or reorganization of Purchaser or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Vendor ratably to the extent of such recovery, but without interest. Purchaser expressly consents to the foregoing arrangement and agrees that any holder



                                       72.

of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Purchaser to that holder with respect thereto as fully as if the holder were owed the amount of the participation held by that holder. Each Vendor hereby agrees that, solely for purposes of this SECTION 9.6, a participant shall be considered to be a Vendor.

         9.7 BINDING EFFECT; ASSIGNMENTS. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of Purchaser, Vendors, Collateral Agent and Administrative Agent and their respective successors and assigns. Purchaser and Parent shall not have the right to assign their rights or delegate their duties hereunder or any interest herein without the prior written consent of Vendors and Administrative Agent. Vendors may assign or sell participation interests in all or any part of their interests under this Agreement or any of the other Credit Documents to any Eligible Assignee. Purchaser hereby grants its unconditional authorization to Vendors to execute any such assignment, and agrees that it shall be sufficient that there exist only an agreement between Vendors and their assignees. Administrative Agent shall notify Purchaser of the assignment in writing, pursuant to the provisions of SECTION 9.2. This unconditional acceptance by Purchaser of any such assignment by Vendors includes Purchaser's and Guarantor's express consent to the total or partial assignment of the Guaranty or any other guaranties that have been or may be in the future be extended as surety for the payment and performance of Purchaser's Obligations under this Agreement and the other Credit Agreements. Purchaser, Guarantor and Vendors hereby agree that in the event of any such assignment, the rights and interests in and to the Purchaser's and Guarantor's payment and performance of its Obligations under this Agreement and each of the other Credit Agreements, shall be assigned in favor of the one or several assignees, to be shared jointly with Vendors or such other assignees if the assignment is in part. Vendors may, subject to SECTION 9.21 below, disclose the Credit Documents and any financial or other information relating to Purchaser to any potential assignee or participant. Any Taxes arising from the assignment shall be borne by Purchaser. The form of Assignment and Acceptance is attached hereto as EXHIBIT F.

         9.8 COLLATERAL. The obligations of Purchaser under this Agreement are secured by the Collateral Documents.

         9.9 NATURE OF VENDORS' OBLIGATIONS. Nothing contained in this Agreement, any other Credit Document or the Equipment Agreements and no action taken by Vendors pursuant hereto or thereto may, or may be deemed to, make Administrative Agent, Collateral Agent or Vendors a partnership, an association, a joint venture, or other entity, with Purchaser.

         9.10 NON-LIABILITY OF VENDORS. The relationship between Purchaser and Vendors is, and shall at all times remain, solely that of borrower and lender, and Vendors neither undertake nor assume any responsibility or duty to Purchaser to review, inspect, supervise, pass judgment upon, or inform Purchaser of any matter in connection with any phase of Purchaser's business, operations, or condition, financial or otherwise. Purchaser shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment, or information supplied to Purchaser by Vendors in connection with any such matter is for the protection of Vendors, and neither Purchaser nor any third party is entitled to rely thereon.





                                       73.
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         9.11 GOVERNING LAW, JURISDICTION, VENUE, SERVICE OF PROCESS, WAIVER OF
IMMUNITY.

                  (a) GOVERNING LAW, JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, United States, without reference to principles of conflicts of law (other than Section 5-1401 of the General Obligations Laws of the State of New York).

                  (b) VENUE. Purchaser, each Guarantor, each Vendor, Administrative Agent and Collateral Agent hereby agree that any suit, action or proceeding with respect to this Agreement or any of the other Credit Agreements or any judgment entered by any court in respect thereof may be brought in the United States of America District Court for the Southern District of New York, in the Supreme Court of the State of New York sitting in New York County (including its Appellate Division), or in any other appellate court in the State of New York or the courts sitting in the Comuna of Santiago, Santiago, Republic of Chile, as the party commencing such suit, action or proceeding may elect in its sole discretion; and Purchaser, each Guarantor, each Vendor, Administrative Agent and Collateral Agent hereby irrevocably submit to the jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Purchaser, each Guarantor, each Vendor, Administrative Agent and Collateral Agent further submits, for the purpose of any such suit, action, proceeding or judgment brought or rendered against it, to the appropriate courts of the jurisdiction of its domicile. Purchaser and Guarantor hereby waive any rights to a specific jurisdiction it may have by virtue of its present or any future domicile, or otherwise.

                  (c) SERVICE OF PROCESS. Purchaser and Guarantors hereby agree that service of all writs, process and summonses in any such suit, action or proceeding brought (i) in the State of New York may be made upon CT Corporation System, presently located at 1633 Broadway, New York, New York 10019, U.S.A. and
(ii) in the Republic of Chile may be made upon Mr. Octavio Bofill-Genzsch of Grasty, Quintana, Majlis y Cia., presently located at Tenderini 153, Santiago, Chile (the "Process Agents"), and Purchaser and Guarantors hereby confirm and agree that the Process Agents have been duly and irrevocably appointed as their respective agent and true and lawful attorney-in-fact in their respective name, place and stead to accept such service of any and all such writs, process and summonses, and agree that the failure of the Process Agents to give any notice of any such service of process to Purchaser or Guarantors, as the case may be, shall not impair or affect the validity of such service or of any judgment based thereon. Purchaser and Guarantors hereby further irrevocably consent to the service of process in any suit, action or proceeding in said courts by the mailing thereof by Vendor by registered or certified mail, postage prepaid, at its address set forth beneath its signature hereto. Nothing herein shall in any way be deemed to limit the ability of Vendors to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over Purchaser and Guarantors in such other jurisdictions, and in such manner, as may be permitted by applicable law. Purchaser and Guarantors hereby irrevocably waive any objection that they may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document brought in the Supreme Court of the State of New York, County of New York, or in the United States of America District Court for the Southern District of New York or the competent courts of the Republic of Chile, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Furthermore, Purchaser and Guarantors



                                       74.
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hereby agree to cause each Process Agent to execute and deliver to Vendor a letter from each Process Agent to Vendor confirming Process Agent's acceptance of the appointment by Purchaser and Guarantor, respectively, prescribed in
SECTION 9.11(C).

                  (d) WAIVER OF IMMUNITY. Each of Purchaser and Guarantors irrevocably and unconditionally waives any immunity to which it or its property may at any time be or become entitled, whether characterized as sovereign immunity or otherwise, from any set-off or legal action in the Republic of Chile or elsewhere, including immunity from service of process, immunity from jurisdiction of any court or tribunal, and immunity of any of its property from attachment prior to judgment or from execution of a judgment. This Agreement, the other Credit Documents and the Forbearances are of a commercial rather than the public or governmental nature and Purchaser and each Guarantor are not entitled to claim immunity from legal proceedings with respect to itself or any of its properties or assets on any grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement or the other Credit Documents.

                  (e) WAIVER OF JURY TRIAL. PURCHASER, EACH GUARANTOR, EACH VENDOR, ADMINISTRATIVE AGENT AND COLLATERAL AGENT HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS OR OBLIGATIONS.

         9.12 CONFLICT IN CREDIT DOCUMENTS. To the extent there is any actual irreconcilable conflict between the provisions of this Agreement and any other Credit Document, the provisions of this Agreement shall prevail.

         9.13 MAXIMUM RATE. In no event whatsoever shall the interest rate and other charges charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Vendors have received interest and other charges hereunder in excess of the highest rate applicable hereto, Vendors shall promptly refund such excess amount to Purchaser and the provisions hereof shall be deemed amended to provide for such permissible rate.

         9.14 BROKER. Purchaser and Vendors represent and warrant to each other that, with respect to the financing transaction herein contemplated, no Person is entitled to any brokerage fee or other commission as a result of their respective conduct and each agrees to indemnify and hold the other harmless against any and all such claims for which the indemnitor is responsible.

         9.15 INDEMNIFICATION. Purchaser agrees to indemnify, save, and hold harmless Administrative Agent, Collateral Agent, Vendors and their directors, officers, agents, attorneys and employees (collectively, the "Indemnitees") from and against: (a) any and all claims, demands, actions, or causes of action that are asserted against any indemnitee by any Person if the claim, demand, action, or cause of action arises out of or relates to a claim, demand, action, or cause of action that the Person asserts or may assert against Purchaser, or any officer, director or shareholder of Purchaser in their capacity as such; (b) any and all claims, demands, actions or causes of action that are asserted against any indemnitee (other than by Purchaser) if the claim,



                                       75.
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demand, action or cause of action arises out of or relates to the Forbearances, the use of proceeds of any Forbearances, or the relationship of Purchaser and Vendors under this Agreement or any transaction contemplated pursuant to this Agreement; (c) any administrative or investigative proceeding by any governmental agency arising out of or related to a claim, demand, action or cause of action described in clauses (a) or (b) above; and (d) any and all liabilities, losses, costs, or expenses (including outside attorneys' fees, in-house counsel fees and disbursements) that any indemnitee suffers or incurs as a result of any of the foregoing; provided, that Purchaser shall have no obligation under this SECTION 9.15 to any Vendor, Collateral Agent or Administrative Agent with respect to any of the foregoing arising out of the gross negligence or willful misconduct of such Vendor, Collateral Agent or Administrative Agent.

         9.16 SEVERABILITY. Whenever possible, each provision of this Agreement, the Notes, Pagares and each of the other Credit Documents shall be interpreted in such a manner as to be valid, legal and enforceable under the applicable law of any jurisdiction. Without limiting the generality of the foregoing, in case any provision of this Agreement, the Notes, Pagares or any of the other Credit Document shall be invalid, illegal or unenforceable under the applicable law of any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

         9.17 HEADINGS. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof.

         9.18 COUNTERPARTS. This Agreement may be executed in identical original counterparts, each of which will be deemed to be an original and taken together shall constitute one and the same instrument.

         9.19 SURVIVAL. All indemnities herein shall survive the execution and delivery of this Agreement, the Notes and Pagares and the making and repayment of all Forbearances.

         9.20 EFFECTIVENESS. This Agreement shall become effective on the date on which Purchaser, Vendors, Administrative Agent and Collateral Agent shall have signed a copy hereof and shall have delivered the same to the other parties.

         9.21 CONFIDENTIALITY. Administrative Agent, Collateral Agent, and each Vendor agrees that it will use its reasonable best efforts to keep confidential and to cause any representative designated under SECTION 5.1(F) hereof to keep confidential any material non-public information from time to time supplied to it under this Agreement; provided, however, that nothing herein shall prohibit Administrative Agent, Collateral Agent or any Vendor from disclosing such information (a) to the extent Administrative Agent, Collateral Agent or such Vendor in good faith believes it is required by statute, rule, regulation or judicial process to divulge such information to any Person as required by such authority; (b) to Administrative Agent's, Collateral Agent's or such Vendor's counsel; (c) to Administrative Agent's, Collateral Agent's or such Vendor's examiners, regulators, advisors, auditors or comparable Persons; (d) to any of Administrative Agent's, Collateral Agent's or such Vendor's Affiliates; (e) to any other Vendor or any assignee, transferee or participant, or any potential assignee, transferee or participant, of all or any portion of Administrative Agent's, Collateral Agent's or any Vendor's rights under this Agreement or the other Credit Documents who is notified of the confidential nature of the information and agrees to be bound by this provision or provisions reasonably



                                       76.

comparable hereto; or (f) any other Person in connection with any litigation to which any of Vendors is a party; and provided, further, that no Vendor shall have any obligation under this SECTION 9.21 to the extent any such information becomes available on a non-confidential basis from a source other than Purchaser or its Subsidiaries or that any information becomes publicly available other than by a breach of this SECTION 9.21. Each Vendor agrees it will use all confidential information exclusively for the purpose of evaluating, monitoring, selling, protecting or enforcing its rights under this Agreement and the other Credit Documents. Without affecting any other rights of Purchaser, each Vendor agrees that Purchaser shall be entitled to seek the remedies of injunction and specific performance for any breach of the provisions of this SECTION 9.21.

         9.22 ENTIRE AGREEMENT. This Agreement, the Notes, the Pagares, the other Credit Documents and the documents and agreements executed in connection herewith and therewith constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein, including but not limited to any Term Sheet between or among Purchaser, Parent and QUALCOMM through the date of this Agreement.

         9.23 CURRENCY OF PAYMENT. The obligation of Purchaser to pay in Dollars those amounts of the sums specified to be due in Dollars, under this Agreement or the respective Credit Documents (the "Credit Document Currency") shall not be deemed to have been novated, discharged or satisfied by any tender of (or recovery under judgment expressed in) any currency other than the Credit Document Currency, except to the extent to which such tender (or recovery) shall result in the effective payment of such aggregate amount in the applicable Credit Document Currency at the place where such payment is due and, accordingly, the amount (if any) by which any such tender (or recovery) shall fall short of such amount shall be and remain due to Administrative Agent, Vendors or QUALCOMM, as the case may be, as a separate Obligation, unaffected by judgment having been obtained (if such is the case) for any other amounts due in respect of this Agreement or the Credit Documents.

         9.24 JUDGMENT CURRENCY. Purchaser agrees to indemnify each Vendor against any loss incurred by it as a result of any judgment or order being given or made for the payment of any amount due under any Pagare which is expressed and paid in a currency (the "Judgment Currency") other than the currency in which such amount was payable under this Agreement (the "Obligation Currency") and as a result of any variation between (i) the rate of exchange at which the Obligation Currency amount is converted into the Judgment Currency for the purposes of satisfying such judgment or order, and (ii) the rate of exchange at which such Vendor is able to purchase the Obligation Currency with the amount of Judgment Currency actually received by such Vendor. The foregoing indemnity shall constitute a separate and independent obligation of Purchaser and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of, or conversions into, the relevant currency.

         9.25 ENGLISH LANGUAGE. This Agreement is made in the English language. One Spanish language translation of this Agreement prepared at Purchaser's expense by Chilean counsel to Purchaser and Chilean counsel to Vendors under this Agreement shall be the agreed Spanish language translation hereof for all purposes. Such translation and no other may be filed in one or more public registries in the Republic of Chile or used in any proceeding in the



                                       77.

Republic of Chile. For all purposes, the English language version hereof shall be the original instrument and in all cases of conflict between the English and the Spanish versions, the English version shall control.

         9.26 REINSTATEMENT. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the obligations of Purchaser, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by Administrative Agent, any Vendor or QUALCOMM. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, restored or returned.





                                       78.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

PURCHASER:                             CHILESAT TELEFONIA PERSONAL S.A., a
                                       company duly organized under the laws of the Republic of Chile

                                       By:  /s/ ALEJANDRO ROJAS
                                          --------------------------------------
                                                Chairman



                                       By:  /s/ STEVEN J. CALIGURI
                                          --------------------------------------
                                                Director

                                       Address: Rinconada El Salto 202
                                                Huechuraba Santiago,
                                                Chile

GUARANTOR:                             INVERSIONES LEAP WIRELESS CHILE S.A., a
                                       company duly organized under the laws of the Republic of Chile


                                       By: /s/ JAMES E. HOFFMANN
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title: Agent
                                             -----------------------------------


                                       Address:







ADMINISTRATIVE AGENT:                  QUALCOMM Incorporated


                                       By:  /s/ PAUL FISKNESS
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       Address: QUALCOMM Incorporated
                                       5755 Morehouse Drive
                                       San Diego, California 92121
                                       Attention: Vice President -
                                                  Customer Finance
                                       Fax No. (619) 658-4203
                                       With Copy to:  General Counsel

                                       Payment Office: QUALCOMM Incorporated
                                       5755 Morehouse Drive
                                       San Diego, California 92121
                                       Attention:  Vice President -
                                                   Customer Finance
                                       Fax No. (619) 658-4203
                                       With Copy to:  General Counsel





                                [Signature Page]

COLLATERAL AGENT:                      QUALCOMM Incorporated


                                       By:  /s/ PAUL FISKNESS
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       Address: QUALCOMM Incorporated
                                       5755 Morehouse Drive
                                       San Diego, California 92121
                                       Attention:  Vice President -
                                                   Customer Finance
                                       Fax No. (619) 658-4203
                                       With Copy to:  General Counsel



VENDORS:                               QUALCOMM INCORPORATED


                                       By:  /s/ PAUL FISKNESS
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------


                                       Domestic Lending Office

                                       QUALCOMM Incorporated
                                       5755 Morehouse Drive
                                       San Diego, California 92121
                                       Attention:  Vice President -
                                                   Customer Finance
                                       Fax No. (619) 658-4203
                                       With Copy to:  General Counsel




                                [Signature Page]

                                  SCHEDULE 1.1

                                   COMMITMENTS


                                         DEFERRED             CAPITALIZED
                                          PAYMENT               INTEREST               AGGREGATE
                                          BALANCE              COMMITMENT             COMMITMENT
                                          -------              ----------             ----------
QUALCOMM Incorporated                  $90,685,384.09         $14,600,000.00        $105,285,384.09

                                 SCHEDULE 2.7(A)

               PRINCIPAL AND CAPITALIZED INTEREST PAYMENT SCHEDULE

      PERIOD                                                        PERCENTAGE
      ------                                                        ----------
September 30, 2001                                                      29%
March 31, 2002                                                           2%
September 30, 2002                                                       2%
March 31, 2003                                                           2%
September 30, 2003                                                       2%
March 31, 2004                                                           7%
September 30, 2004                                                       7%
March 31, 2005                                                          10%
September 30, 2005                                                      10%
March 31, 2006                                                          14.5%
September 30, 2006                                                      14.5%

                               INDEX OF SCHEDULES


Schedule 1.1       --       Commitments
Schedule 2.7(a)    --       Principal and Interest Payment Schedule
Schedule 4.1(a)    --       Ownership Structure of Purchaser and Parent
Schedule 4.1(f)    --       Litigation
Schedule 4.1(h)    --       Non-Contravention of Laws/Agreements
Schedule 4.1(i)    --       Liens on Collateral
Schedule 4.1(l)    --       Subsidiaries of Purchaser and Parent
Schedule 4.1(o)    --       Indebtedness
Schedule 4.1(s)    --       License and Other Licenses Areas and Agreements
Schedule 4.1(v)    --       Transactions with Affiliates



                                INDEX OF EXHIBITS


Exhibit A          --       Form of Pagare
Exhibit B          --       Form of Landlord's Waiver
Exhibit C          --       Form of Site Lease Agreement
Exhibit D          --       Form of Capitalized Interest Forbearance Request
Exhibit E          --       Form of Notice of Conversion/Continuation
Exhibit F                   Form of Assignment and Acceptance

                               TABLE OF CONTENTS

                                                                                                                 PAGE
                                                                                                                 ----
SECTION 1.        DEFINITIONS.....................................................................................2

         1.1      Defined Terms...................................................................................2

         1.2      Other Interpretive Provisions..................................................................22

SECTION 2.        DEFERRED PAYMENT BALANCE AND CAPITALIZED INTEREST FACILITY.....................................23

         2.2      Capitalized Interest Facility..................................................................23

         2.3      Types of Forbearances..........................................................................23

         2.4      Conversion and Continuation Elections..........................................................23

         2.5      Duration of Interest Periods...................................................................24

         2.6      Notice and Manner of Making Additional Forbearances............................................24

         2.7      Scheduled Payment of Principal of the Forbearances.............................................26

         2.8      Interest Rates; Payment of Interest; Commitment Fee; Calculation of Interest and Fees..........26

         2.9      Payment Procedures.............................................................................27

         2.10     Prepayments of the Forbearances; Certain Required Payments; Aggregate Commitment
                  Reduction......................................................................................28

         2.11     Survivability..................................................................................30

         2.12     Evidence of Debt...............................................................................30

         2.13     Net Payments...................................................................................32

         2.14     Changed Circumstances; Taxes...................................................................33

         2.15     Capital Requirements...........................................................................35

         2.16     Syndication....................................................................................36

         2.17     Replacement of Vendors.........................................................................36

SECTION 3.        CONDITIONS OF EFFECTIVENESS OF THIS AGREEMENT AND FORBEARANCES.................................37

         3.1      Conditions Precedent to the Effectiveness of the Forbearances..................................37

         3.2      Conditions Precedent to Effectiveness of and Additional Forbearances...........................41

SECTION 4.        REPRESENTATIONS AND WARRANTIES.................................................................41

         4.1      Representations and Warranties of Purchaser....................................................41

                  (y)      Status................................................................................47

SECTION 5.        COVENANTS......................................................................................47

         5.1      Affirmative Covenants..........................................................................47

         5.2      Negative Covenants.............................................................................54

                               TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                                                 PAGE
                                                                                                                 ----
         5.3      Financial Covenants of Purchaser...............................................................57

SECTION 6.        EVENTS OF DEFAULT..............................................................................61

         6.1      Events of Default..............................................................................61

         6.2      Remedies.......................................................................................63

         6.3      Unmatured Events of Default....................................................................64

SECTION 7.        ADMINISTRATIVE AGENT...........................................................................64

         7.1      Appointment of QUALCOMM Incorporated as Administrative Agent...................................64

         7.2      Rights and Powers as Vendor....................................................................64

         7.3      Delegation of Duties by Administrative Agent...................................................64

         7.4      Liability of Administrative Agent..............................................................64

         7.5      Reliance by Administrative Agent...............................................................65

         7.6      Notice of Default..............................................................................66

         7.7      Non-reliance by Vendors........................................................................66

         7.8      Indemnification................................................................................67

         7.9      Successor Administrative Agent.................................................................67

SECTION 8.        COLLATERAL AGENT...............................................................................68

         8.1      Appointment of QUALCOMM Incorporated as Collateral Agent.......................................68

         8.2      Delegation of Duties by Collateral Agent.......................................................68

         8.3      Liability of Collateral Agent..................................................................68

         8.4      Reliance by Collateral Agent...................................................................68

         8.5      Non-Reliance by Vendors........................................................................69

         8.6      Indemnification................................................................................69

         8.7      Successor Collateral Agent.....................................................................69

SECTION 9.        MISCELLANEOUS..................................................................................70

         9.1      Amendments.....................................................................................70

         9.2      Notices, Etc...................................................................................71

         9.3      No Waiver; Remedies............................................................................71

         9.4      Costs, Expenses and Taxes......................................................................71

         9.5      Right of Set-Off...............................................................................72

         9.6      Ratable Sharing................................................................................72

                               TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                                                 PAGE
                                                                                                                 ----
         9.7      Binding Effect; Assignments....................................................................73

         9.8      Collateral.....................................................................................73

         9.9      Nature of Vendors' Obligations.................................................................73

         9.10     Non-liability of Vendors.......................................................................73

         9.11     Governing Law, Jurisdiction, Venue, Service of Process, Waiver of Immunity.....................74

         9.12     Conflict in Credit Documents...................................................................75

         9.13     Maximum Rate...................................................................................75

         9.14     Broker.........................................................................................75

         9.15     Indemnification................................................................................75

         9.16     Severability...................................................................................76

         9.17     Headings.......................................................................................76

         9.18     Counterparts...................................................................................76

         9.19     Survival.......................................................................................76

         9.20     Effectiveness..................................................................................76

         9.21     Confidentiality................................................................................76

         9.22     Entire Agreement...............................................................................77

         9.23     Currency of Payment............................................................................77

         9.24     Judgment Currency..............................................................................77

         9.25     English Language...............................................................................77

         9.26     Reinstatement..................................................................................78